Exhibit 2.1

SALE AND PURCHASE AGREEMENT

Between

Mr Jean-Claude Mimran

Mr Robert Mimran

Mr Patrick Mimran

The Minority Sellers

(the “Sellers”)

And

Seaboard Overseas Limited

(the “Buyer”)

Seaboard Corporation

("Seaboard")

LIST OF SCHEDULES

Schedule A:	List of the Minority Sellers
Schedule B:	Organigram of the Group
Schedule C:	Allocation of the Sold Shares between the Sellers
Schedule 1.1(i):	Accounts of the Companies (except Borisniak)
Schedule 1.1(ii):	Adjustment Escrow Agreement
Schedule 1.1(iii):	Management Accounts
Schedule 1.1(iv):	Specific methods applicable to the Management Accounts
Schedule 3.1:	Allocation of the Purchase Price between the Sellers
Schedule 3.2:	Bank account details of the Sellers' Representative
Schedule 3.2(ii):	Sellers to which payment of the Purchase Price is made directly and details of the corresponding bank account
Schedule 3.3:	Net Debt, Working Capital
Schedule 3.5:	EBITDA
Schedule 3.6.1:	List of the accounts receivable
Schedule 3.6.2:	List of the Specific Litigations
Schedule 4.1.1:	CFI Carve Out
Schedule 4.1.2:	Dividend Distributions
Schedule 6.2.1(xii):	Release
Schedule 9.12.1.1:	List of Senior Employees
Schedule 12.2.1:	Specific Indemnity Items
Schedule 14.2:	Indemnity Escrow Agreement
Schedule 15:	Permitted Leakage

SALE AND PURCHASE AGREEMENT

BETWEEN:

1.         Mr Jean-Claude Mimran, born on May 2, 1945 in Rabat (Morocco), Israeli Citizen, residing Le Chalet, Promenade 54, Gstaad 3780, Switzerland ("JCM"),

2.         Mr Robert Mimran, born on September 17, 1943 in Rabat (Morocco), French citizen, residing at Jean des Bois, 1277 Arnex sur Nyon, Switzerland ("RM"), duly represented by Mr Jean-Claude Mimran,

3.         Mr Patrick Mimran, born on January 11, 1956 in Neuilly-sure-Seine (France), French citizen, residing Es Grands Champs 26, 1195 Dully, Switzerland ("PM"), duly represented by Mr Jean-Claude Mimran,

The parties 1 to 3 are hereinafter referred to individually as a “Guarantor” or collectively as the “Guarantors”, acting jointly and severally (agissant conjointement et solidairement),

4.         The individuals and entities referred to in Schedule A (the “Minority Sellers”), duly represented by Mr Jean-Claude Mimran, each acting individually and not jointly (individuellement et sans solidarité),

The Guarantors and the Minority Sellers are hereinafter referred to individually as a “Seller” or collectively as the “Sellers”, acting individually and not jointly (agissant individuellement et sans solidarité),

ON THE FIRST PART,

AND:

5.         Seaboard Overseas Limited, a company incorporated under the laws of Bermuda, with a share capital of 12,000 shares, having its registered office at Rose House, 3rd Floor 51-59 Circular Road Douglas, IM1 1AZ, Isle of Man, registered under Bermuda Corporate Registry number 36978 (the “Buyer”), represented by Steven J. Bresky, its Chairman, President and CEO, duly authorized for the purpose hereof,

6.         Seaboard Corporation, a Delaware corporation headquartered in Merriam, KS, USA (“Seaboard”), represented by Steven J. Bresky, its Chairman, President and CEO, duly authorized for the purpose hereof,

ON THE SECOND PART,

The Sellers, the Buyer and Seaboard are hereinafter referred to individually as a “Party” or collectively as the “Parties”.

WHEREAS:

A.        Terms and expressions beginning with a capital letter shall have the meaning ascribed to them pursuant to Article 1 below.

B.        The Sellers are the beneficial owners of a group of companies operating flour milling businesses in West Africa. The organigram of such group is set forth in Schedule B.

C.        On the date hereof and on Completion Date, the Sellers together own:

-           9,000 shares of Borisniak (the “Borisniak Sold Shares”), which represent 100% of the share capital of Borisniak;

-           3,929 shares of GMA (the “GMA Sold Shares”), which represent 1.20% of the share capital of GMA; 317.140 shares of GMA, representing 97.05% of the share capital of GMA, are owned by Borisniak the result of which the Sellers together own and/or shall own on Completion Date, directly and indirectly, 98.25% of the share capital of GMA;

-           2,384 ordinary shares and 42 beneficiary shares (parts bénéficiaires) of GMD (the “GMD Sold Shares”), which represent 1.01% of the share capital of GMD; 233,596 ordinary shares of GMD and 9,958 beneficiary shares (parts bénéficiaires), representing 98.98% of the share capital of GMD, are owned by Borisniak the result of which the Sellers together own and/or shall own on Completion Date, directly and indirectly, 99.99% of the share capital of GMD;

-           20,525 shares of Eurafrique (the “Eurafrique Sold Shares”), which represent 98.68% of the share capital of Eurafrique; 31 shares of Eurafrique, representing 0.15% of the share capital of Eurafrique, are owned by Borisniak the result of which the Sellers together own and/or shall own on Completion Date, directly and indirectly, 98.83% of the share capital of Eurafrique;

-           20.520 shares of Sometra (the “Sometra Sold Shares”), which represent 98.65% of the share capital of Sometra; 36 shares of Sometra, representing 0.17% of the share capital of Sometra, are owned by Borisniak the result of which the Sellers together own and/or shall own on Completion Date, directly and indirectly, 98.82% of the share capital of Sometra;

The Borisniak Sold Shares, the GMA Sold Shares, the GMD Sold Shares, the Eurafique Sold Shares and the Sometra Sold Shares are together referred to herein as the “Sold Shares” and the allocation of the Sold Shares at Completion Date between the Sellers is set forth in Schedule C.

Borisniak also owns 41,158 shares of CFI, which represent 23.45% of the share capital of CFI and GMA owns 120,552 shares of CFI which represent 68.71% of the share capital of CFI (together the "CFI Shares"). Such CFI Shares shall be transferred on or prior to Completion Date in accordance with the terms and conditions of this Agreement and will not be part of the assets indirectly acquired by the Buyer.

D.        The Buyer indicated to the Guarantors its intent to acquire the Sold Shares subject to the terms of this Agreement. In connection with this intention, the Buyer had, before the date hereof, access to the Data Room Information and had therefore the opportunity to conduct, alone and with its Representatives, its own independent review and analysis of the Companies and their business through any legal, tax, social, accounting, insurance, strategic and/or financial due diligences based on the Data Room Information.

E.         In addition, before the date hereof, the Buyer and its Representatives had the opportunity to:

-            meet and talk with the management of the Operating Companies’ and their advisers, particularly to discuss all issues previously identified arising from the Data Room Information,

-            visit all the sites in Africa where the Operating Companies’ are conducting business, and

-           receive additional information in relation to the questions they raised.

F.         The Sellers have agreed to sell and the Buyer has agreed to acquire from the Sellers the Sold Shares under the terms and conditions of this Agreement.

IT HAS BEEN AGREED AS FOLLOWS:

ARTICLE 1.          DEFINITIONS – CONSTRUCTION

1.1        In this Agreement, the following terms shall have the following meaning:

“Accounts”

means the audited financial statements (balance sheet, profit and loss statement), together with the notes thereon of each of the Companies, excluding Borisniak, for the financial year ending as at the Accounts Date, which are set out in Schedule 1.1(i);

“Accounts Date”	means December 31, 2016;
"Additional Payments"	has the meaning given in Article 3.6;
"Adjustment Amount"

means, the sum of:

(i)      Provisional Net Debt Amount minus Provisional Working Capital Adjustment Amount;

Minus

(ii)     Final Net Debt Amount minus Final Working Capital Adjustment Amount;

for the avoidance of doubt, the Adjustment Amount may be a negative number;

“Adjustment Escrow Agreement”

means the agreement to be entered into among the Escrow Agent, the Sellers' Representative and the Buyer with respect to the Adjustment Escrow Amount, substantially in the form set out in Schedule 1.1(ii);

“Adjustment Escrow Amount”	means the sum of €10,000,000;
“Affiliate”	means, with respect to any person, any other person which, directly or indirectly, Controls, is Controlled by or is under the common Control with such person;
“Agreement”	means this sale and purchase agreement including its preamble and its schedules, which are incorporated herein by reference and form an integral part hereof;
“Anti-Corruption Laws”

means the U.S. Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1 , et seq., the U.K. Bribery Act of 2010, the various laws adopted by governments to formally or informally implement the Organization for Economic Cooperation & Development’s Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, in whole or in part, as well as the similar laws of other jurisdictions, where the Companies do business, that prohibit the payment of bribes or unlawful payments.

“Applicable Law”	means with respect to any person, property, transaction, event or other matter, any Laws relating or applicable to such person, property, transaction, event or other matter;
“Average EBITDA”	has the meaning ascribed to it in Schedule 3.5;
“Borisniak”

means Borisniak Corp., a corporation organized under the laws of the Republic of Panama, by Public Deed N° 6,856 of September 28, 1979, recorded in the Public Registry Office, Mercantile Section, at Microjacket 45359, Frame 0036, on October 8, 1979;

“Borisniak Sold Shares”	has the meaning given in the preamble;
“Business”	means the business of production of flour and animal feed, and of purchasing, selling, trading, importing/exporting of wheat and animal feed material operated by the Companies;
“Business Day”	means any day, except Saturday, Sunday or any day on which banks are generally not open for business in France and in Kansas City, Kansas;

“Business Information”

means all information and records, disclosed by or on behalf of a Party, wherever located (including accounts, business plans and financial forecasts, Tax records, correspondence, designs, drawings, manuals, specifications, customer, sales and supplier information, technical or commercial expertise, software, formulae, processes, trade secrets, methods, knowledge and know-how) and which (either in their entirety or in the precise configuration or assembly of their components) in each case whether or not recorded, which are relating to the Business and used by the Companies in connection thereof and are not publicly available;

“Buyer’s Representations and Warranties”	means the representations and warranties of the Buyer set forth in ARTICLE 7;
"Buyer's Statement"	has the meaning given in Article 3.3.1;
“Cash”

means the aggregate amount of all cash at hand cash equivalent balances to the extent readily convertible into cash within thirty (30) days at no material cost to the Companies, credit balances on bank and other accounts, term deposits, accrued interests, the amount of any received and unreleased checks, wires, or drafts, SICAVs monétaire, SICAVs de trésorerie and similar accounts or investments of the Companies; Cash shall include (i) prepayment and fee payment not to exceed 2.8 million euros made in connection with the renewal of the lease in relation to a plot of land located in the Port of Dakar, Zone Nord (within customs barrier), close to the LESIEUR warehouse and currently covered by an authorization to occupy the public domain entered into between GMD and the Republic of Senegal, Port Autonome de Dakar) dated as of 4 February 1981 as amended on 5 August 1993; (ii) advances paid; (iii) loans to employees; iv) the mark to market value of any FX, derivative (futures contracts) or interest rate swap instrument to the extent not already included in Current Assets and Current Liabilities; for interpretation purposes of the above definition, the Parties agree that the Cash of the Companies as of October 31, 2017 include the items referred to in Schedule 3.3; For the avoidance of doubt, the amount of Cash may be a negative number;

“CFI”

means Compagnie Forestière de l’Indénie, a company organized under the laws of the Republic of Ivory Coast, having its offices Zone Portuaire, Rue du Havre, quai n°1, 01 BP 1743, Abidjan 01, Ivory Coast, registered with the Trade and Movable Credit Registry (RCCM) under number CI-ABJ-1962-B-667;

"CFI Shares"	has the meaning given in the preamble;

“CFI Carve-Out”	means the sale of the CFI Shares in accordance with Article 12.5.1.1;
“Claim”	has the meaning given in Article 12.5.1;
“Claim Notice”	has the meaning given in Article 12.5.1;
“Company” “Companies”	means, collectively, Borisniak, Eurafrique, Sometra, GMD and GMA, and each referred to herein individually as a “Company”;
“Companies Accounting Principles”

mean for the purposes of the Sellers’ Representations and Warranties and the Guarantors’ Representations and Warranties, and the Completion Accounts, the GAAP applicable in the jurisdiction of incorporation of such Company;

“Completion”	means the completion of the sale and purchase of the Sold Shares pursuant to Article 6;
“Completion Accounts”

means the aggregate balance sheet of the Companies as at the close of business on the Completion Date and a profit and loss account of the Companies in respect of the period from January 1, 2017 to 31 December 2017 (both dates inclusive, it being specified that 31 December 2017 shall be deemed to end at 11:59 pm Paris time).

The Completion Accounts shall be prepared:

(i)        adopting the same accounting principles, policies, treatments and categorisations as were used in the preparation of the Accounts, as there applied, including in relation to the exercise of accounting discretion and judgement; and, subject thereto;

(ii)       in accordance with the Companies Accounting Principles; and

(iii)      for Borisniak, in accordance with the historic costs accounting principles

“Completion Date”	has the meaning given in Article 6.1;
"Completion Payment Amount"	has the meaning given in Article 3.2.1(ii);
“Completion Working Capital Statement”	has the meaning ascribed to it in Article 3.3.1;
"Conditions Precedent"	has the meaning given in Article 4.1;

“Control”	has the meaning given in article L. 233-3 I of the French commercial code (code de commerce);
“Current Assets”

means, insofar as they relate to the Business (and excluding in particular the business of trading of sugar operated by Eurafrique), accounts receivable net of any reserves or allowances, inventory net of any reserve or allowances, prepaid expenses and other current receivables, but excluding (a) any prepaid trade payables; (b) deferred Tax assets; (c) receivables from any of the Company’s Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, (d) the specific receivable recorded in relation to the Somadis litigation (e) the mark to market value of any FX, derivative (futures contracts) or interest rate swap instrument to the extent not already included in Cash. The value of accounts receivable included in the Completion Working Capital Statement shall be gross accounts receivable less deductibles, such as sales returns and allowances, rebates (to the extent not included in Net Debt) and discounts, advances received and shall not include any receivables that are not collected within 60 days of the Completion Date and which were not fully provisioned or reserved; for interpretation purposes of the above definition, the Parties agree that Current Assets of the Companies as of October 31, 2017 include the items referred to in Schedule 1.1(iii);

“Current Liabilities”

means, insofar as they relate to the Business, accounts payable net of advances paid (to the extent not included in Debt), accrued Taxes, deferred Taxes, accrued expenses and other current payables, but excluding Debt, the mark to market value of any FX, derivative (futures contracts) or interest rate swap instrument to the extent not already included in Cash, for interpretation purposes of the above definition, the Parties agree that Current Liabilities of the Companies as of October 31, 2017 include the items referred to in Schedule 1.1(iii);

“Data Room Information”

means the materials and information made available to the Buyer and/or its Representatives (or some of them) in the electronic data room to which the Buyer and/or all or certain of its Representatives had access from June 14, 2017 to December 17, 2017 and which will be contained in four (4) copies of DVD-Roms, a copy of which will be (i) kept by JCM on behalf of the Sellers, (ii) kept by the Buyer and (iii) two copies of which shall be kept in escrow one by Sellers' adviser and the other by the Buyers' adviser according to a documentary escrow agreement;

“Debt”

means the aggregate amount of (i) any borrowings, loans, bonds, facilities, overdraft, presently used lines of credit from or other indebtedness or liabilities to financial institutions either interest bearing or non-interest bearing, including any accrued interest, (ii) intercompany and third-parties financial indebtedness or current accounts or shareholders’ loans and accrued interests thereon due by the Companies to the Sellers or any of their Affiliates, (iii) financial lease obligations and accrued interests thereon, (iv) dividends or other distributions to the Sellers decided or proposed by the board of directors or the general meeting of shareholders of the Companies and outstanding at the Completion Date, (v) employee retirement obligations at 100% of the liability for all employees who are at retirement age and 50% for all employees who have not yet reached retirement age, (vi) Transaction related costs outstanding as at the Completion Date, Transaction Bonuses, retention bonuses, (vii) aged suppliers payable (i.e. suppliers payable that remain unpaid based on contractual payment terms as stated on the invoice or supplier general term of business – more than 60 days), (viii) salaries outstanding and/or employee benefit liabilities recorded on or off balance sheet, including any accrued administrator indemnity or shareholder related payables, (ix) deferred tax payable on MATIF provision (future cash outflows relating to the taxation of deferred gains on the reversal of the MATIF provision), (x) customers advances and guarantees received, (xi) advances paid to suppliers, (xii) any and all customer rebates, (xiii) income Tax liabilities, including a specific deferred tax liability for withholding tax at GMA (xiv) a specific amount equal to 15% of the amount of Cash exceeding EUR 7,000,000 as of the Completion Date; (xv) a specific amount of EUR 12,000,000 for Capex, (xvi) liabilities related to capital expenditures recorded prior to Completion (including capex supplier guarantees), (xvii) the specific provision recorded in respect of the litigation between GMD and Belli Toro farm; xiii) any other contingencies or provision for risks and charges, including litigation, recorded on the balance sheet which are not addressed in Debt or Current Liabilities and could reasonably be expected to affect cash collection or payment; (xix) capital gain tax on GMA and Borisniak in respect of the CFI Carve-Out calculated on the price specified in Schedule 4.1.1; and, in all circumstances, not to include any item that is a Current Liability, for interpretation purposes of the above definition, the Parties agree that debt and debt like items of the Companies as of October 31, 2017 include the items referred to in Schedule 3.3;

"Deferred Payment"	means the sum of 39,551,219 Euros;

“Disclosed”

means fairly disclosed (with sufficient details to allow a reasonable buyer to evaluate the nature and scope of the matter disclosed) in the Schedules, the Disclosure Letter and the exhibit thereto, and “Disclosure” shall be construed accordingly;

"Disclosures"	has the meaning given in Article 11.1;
"Disclosure Letter"

means the letter to be delivered by the Guarantors to the Buyer upon execution of this Agreement and containing exceptions to the Guarantors’ Representations and Warranties, as the same may be updated by the Guarantors in accordance with Article 11;

"Dispute"	has the meaning given in Article 24.2;
"Dividend Distributions"	means the distribution of dividends or distributable reserves by Borisniak, Eurafrique and Sometra to the relevant Sellers to be completed in accordance with Article 4.1.2;
"Earn Out"	means the portion of the Purchase Price determined and paid in accordance with Article 3.5;
"Earn Out Consideration"	has the meaning ascribed to it in Article 3.5.1;
“Earn Out Period”

means the period starting on first day of the fiscal year in which the Completion Date occurs and, subject to exercise of the Sellers’ Option in accordance with Article 3.5., ending on the last day of the fifth fiscal year following Completion; for the avoidance of doubt, the first fiscal year after Completion shall be taken into account as from the first day of such fiscal year, and not only for the period from the Completion Date until the first fiscal year end after Completion;

“Earn Out Review Period”	has the meaning ascribed to it in Article 3.5.1(iii);
"EBITDA"	has the meaning given in Schedule 3.5;
"EBITDA Statement"	has the meaning given in Article 3.5.1(ii);
“Encumbrances”

means any pledge (nantissement, gage), guarantee (sûreté), mortgage (hypothèque), privilege, charge or other rights affecting the ownership or the free disposal (including promises to sell, inalienability agreement, right of first refusal, escrow agreement, retention of title clause), in all cases except however rights legally attached to a certain type of asset, person or operation for which it cannot be legally waived;

“Environment”

means all or any of the media of air, water, groundwater, land soil, sub-soil, soil, natural resources (wherever occurring) and any living organisms or systems supported by those media and in relation to the media of air and water includes without limitation, the air and water within buildings and the air and water within other natural or man-made structures above or below ground and includes all natural resources and the built environment;

“Escrow Agent”	means the Paris Bar Escrow Agent;
“Eurafrique”

means Eurafrique, a company organized under the laws of the Principality of Monaco, having its registered office at 20, avenue de Fontvieille, Monaco, Principality of Monaco, registered with the trade and Industrial Registry under number 60S00909;

“Eurafrique Sold Shares”	has the meaning given in the preamble;
“Exchange Rate”

means with respect to a particular currency for a particular day the spot rate of exchange (the closing mid-point) for that currency into Euros (€) on such date as published by Citibank, or where no such rate is published by Citibank in respect of that currency for such date at the rate quoted by xe.com as at the close of business in France as at such date;

“Export Controls”	has the meaning given in Article 9.8.5;
“Final Net Debt Amount”

means the amount of Net Debt as shown in the Net Debt Reconciliation Statement, as determined in accordance with Article 3.3; for the avoidance of doubt, the Final Net Debt Amount may be a negative number;

"Final Working Capital Adjustment Amount"	means Final Working Capital Amount minus Reference Working Capital;
“Final Working Capital Amount”

means the amount of Working Capital shown in the Completion Working Capital Statement, as determined in accordance with Article 3.3 and Schedule 3.3; for the avoidance of doubt, the Final Working Capital Amount may be a negative number;

“GAAP”	means generally accepted accounting principles under the laws of the relevant jurisdiction;

“GMA”

means Société Les Grands Moulins d’Abidjan, a company organized under the laws of the Republic of Ivory Coast, having its offices Zone Portuaire, Rue du Havre, quai n°1, 01 BP 1743, Abidjan 01, Ivory Coast, registered with the Trade and Movable Credit Registry (RCCM) under number CI-ABJ-1963-B-2798;

“GMA Sold Shares”	has the meaning given in the preamble;
“GMD”

means Les Grands Moulins de Dakar, a company organized under the laws of the Republic of Senegal, having its offices at Avenue Félix Eboué, BP 2068, Dakar, Senegal, registered with the Trade and Movable Credit Registry (RCCM) under number SN-DKR-1951-B-4785;

“GMD Sold Shares”	has the meaning given in the preamble;
“Governmental Authority”

means (i) any government or governmental entity, whether federal, national, state or local (including for the avoidance of doubt regional, departmental and municipal) having administrative, legal, governmental or judicial jurisdiction, including any court, ministry, agency, bureau, “autorité administrative indépendante”, and other governmental agency, and (ii) solely for the purposes of Article 9.8.2 to Article 9.8.6, any instrumentality of a government or governmental entity, including, but not limited to state owned enterprises;

“Government Official”

means any person who is a director, officer, official, employee or agent of (1) any Governmental Authority; (2) any public international organization, including, for example, the World Bank; (3) any political party or official thereof; (4) any candidate for political office; (5) any person considered a government official under Applicable Law; and (6) any person acting for or on behalf of any of the foregoing;

"Guarantee"

means any guarantee, indemnity, suretyship, letter of comfort or other assurance, security or right of set-off given or undertaken directly or by way of counter-indemnity by a person to secure or support the obligations (actual or contingent) of any third Party;

“Guarantors’ Knowledge”

means actual or constructive knowledge after due inquiry of any of the Guarantors, in particular – without – limitation by reviewing the Representations and Warranties with the directors and key executives of each of the Companies;

“Guarantors’ Representations and Warranties”	means the representations and warranties of the Guarantors set forth in ARTICLE 9;

“Improvement Capex”	has the meaning given in Schedule 3.5;
“Indemnity” “Independent Expert”	has the meaning given in Article 12.2; has the meaning given in Article 3.5;
"Initial Purchase Price"	277,570,023.51 €;
“Intellectual Property Rights”

means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models)  ("Patents"); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing ("Trademarks"); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing ("Copyrights"); (d) internet domain names, whether or not Trademarks, all associated web addresses, URLs, websites and web pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (f) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (g) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof and (h) all other intellectual or industrial property and proprietary rights;

"IT System"

means any computer hardware, software, operating systems, firmware, networking equipment or other equipment which is reliant on microchip technology used by any the Companies for the purpose of carrying out its business as now carried on;

“Law”

means any law, statute, regulation, rule, ordinance, principle of common law, order or decree of any Governmental Authority in force, treaties, conventions and other agreements between states, or between states and supranational bodies, as well as written administrative practices having force of law of any government, governmental department, agency or regulatory body, rules of common law, customary law and equity and all civil and other codes and all other laws of, or having effect in, any jurisdiction from time to time and whether before or after the date of this Agreement where the Company does business or which apply to the Company;

“Leakage”

means:

1.1.1    any dividend or distribution paid or made by any of the Companies to the Sellers or any of them;

1.1.2    any payments made by any of the Companies to (or assets transferred by any of the Companies to, or liabilities assumed by any of the Companies for the benefit of) any Seller or any member of the such Seller's Group other than payments made in the Ordinary Course of Business for goods or services provided at market value;

1.1.3    any payments made by any of the Companies to any Seller or any member of such Seller's Group in respect of any share or loan capital or other securities of the Companies being issued, redeemed, purchased or repaid, or any other return of capital;

1.1.4    the waiver by any of the Companies of any amount owed to any of the Companies by any Seller or any member of such Seller's Group;

1.1.5    any payments made by any of the Companies in respect of costs, fees or expenses incurred by any Seller or any member of such Seller's Group in connection with the sale of the Sold Shares by the relevant Sellers (including any such professional advisers’ fees relating to advice given to relevant Seller);

1.1.6    the assumption of any liability of any Seller or any member of such Seller's Group by any of the Companies;

1.1.7    any gratuitous payment (including any sale or other bonuses) in connection with the sale of the Sold Shares to any corporate officer, employee or consultant by any of the Companies;

1.1.8    the creation of any Encumbrances over the assets of any of the Companies in favor of any Seller or any member of such Seller's Group;

1.1.9    the payment by any of the Companies of any management, monitoring or other shareholder or corporate officer fees, charges, bonuses or payments of a similar nature on its own behalf or on behalf of any other of the Companies to any person connected to any of them;

1.1.10  any transaction entered into by any of the Companies outside the Ordinary Course of Business, or

1.1.11  any binding agreement or binding commitment to do any of the things referred to in 1.1.1 to 1.1.10 above;

but excluding Permitted Leakage;

“Leakage Notice”	has the meaning ascribed to it in Article 3.3.1;
“Leases”

means the leases, commercial leases, long-term leases (baux emphytéotiques), construction leases (baux à construction) and any other right of occupation for any reason whatsoever to which the Companies are a party and with respect to any Real Estate Properties Leased, other than the Property Financial Leases;

“Legal Proceedings”	means any proceeding, suit or judicial action by or before any Governmental Authority, including its tribunals and courts, or by or before any arbitral tribunal or any mediator;
“Loan”	has the meaning given in Article 9.7.1;
“Longstop Date”	means January 15, 2018;
“Loss”

means any and all direct (prejudice direct) liabilities, losses, damages, obligations, claims of any kind, demands, judgments, awards, fines, Taxes, fees, penalties, deficiencies, interests, costs, and expenses (including reasonable attorneys’ and advisory fees and expenses),

“Management Accounts”

means the unaudited financial statements (balance sheet, profit and loss statement), of each of the Companies, excluding Borisniak, up to and including 31 October 2017 which are set out in Schedule 1.1(iii), prepared (i) in accordance with the Companies Accounting Principles by adopting the same accounting principles, policies, treatments and categorisations as were used in the preparation of the audited financial statements for each of the Companies, as there applied, including in relation to the exercise of accounting discretion and judgement; and, subject thereto and (ii) subject to, for each of the Companies, the specific treatments and categorisations referred to in Schedule 1.1(iv);

“Material Adverse Change”

means any event, circumstance or change that individually or in the aggregate, has, or reasonably could be expected to have, a material adverse effect on the business results of operations, assets, liabilities, or financial condition of the Companies as a whole; provided, however, that none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been a Material Adverse Change:

(i)      directly and exclusively attributable to the announcement or consummation of the Transaction;

(ii)     affecting the industry in which the Companies operate, which would have a disproportionate effect on the Companies;

(iii)   directly and exclusively resulting from the taking of any action contemplated or required by or authorized in accordance with this Agreement;

(iv)    affecting the economy as a whole or the capital markets in general or the markets in which the Companies operate, which would have a disproportionate effect on the Companies;

(v)     the failure of the Companies to meet or achieve the results set forth in any projection or forecast whether internal or published;

(vii)   national or international political or social conditions including the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity;

(viii)  any of the matter Disclosed in this Agreement (including any of its Schedules), but only as existing and Disclosed as at the Signature Date and excluding any development or change affecting the fact or circumstance so Disclosed;

(ix)    with respect to which the Buyer has actual knowledge as of the Signature Date;

"Material Breach"

means any breach by any of the Guarantors or Mr David Mimran (i) of the provision of Article 17 (Restrictive Covenants), Article 18 (Confidentiality) and Article 12.5.2 (Third Party Claim) or (ii) of any other provision of the Agreement where the amount in dispute between the Guarantors and/or Mr David Mimran and the Buyer exceeds 1,500,000 Euros;

“Material Contract”

means any (i) contract or agreement of the Companies that involves expenditures or receipts in excess of 50,000 Euros, and/or (ii) any contract, concession, lease, right to occupy, or other agreement with any Governmental Authority, and/or (iii) contract or agreement of the Companies that has a term in excess of one (1) year and that involves expenditures or receipts in excess of 50,000 Euros for a one (1) year period;

“Net Debt”	means, the aggregate amount of Debt minus Cash of the Companies, as calculated using the form attached as Schedule 3.3;
“Net Debt Reconciliation Statement”	has the meaning given it in Article 3.3.1;
“Operating Companies”	means GMA, GMD, Sometra and Eurafrique;
“Order”	means any order, injunction, judgment or arbitration award of any Governmental Authority or any court, tribunal or arbitrator;
“Ordinary Course of Business”	means the ordinary and prudent conduct of business, as a personne raisonnable, in accordance with past practice;
“Permitted Leakage”	means any Leakage listed in Schedule 15;
“Product Liability”	has the meaning given it in Section 9.14;
"Properties"	means the Real Estate Property Leased and the Real Estate Property Owned;

“Property Financial Leases”

means any rental agreement giving the lessee the option to acquire a Real Estate Property Leased at an agreed price taking into account the rents paid during the rental period, and with respect to any Real Estate Properties Leased;

"Provisional Net Debt Amount"	means the amount of (- 15,452,920.94) Euros;
"Provisional Working Capital Adjustment Amount"	means the amount of 5,119,646.28 Euros
“Purchase Price”	has the meaning ascribed to it in Article 3.1;
“Real Estate Property Leased”

means the properties and property rights (including lands, buildings, fixtures (immeubles par destination) and fittings (immeubles par incorporation)) that each of the Companies is renting or which it enjoys (jouissance) pursuant to the Leases or the Property Financial Leases;

“Real Estate Properties Owned”	has the meaning given in Article 9.5.1.1;
"Reference Working Capital"	means the amount of €64,000,000;
“Representatives”

means, with respect to the Buyer or a Seller, its directors, officers, employees and advisers (whether internal or external), to the extent authorized to represent and/or act on behalf of the Buyer or the applicable Seller in connection with the Transaction;

“Restricted Business”

means the business of production of flour and animal feed, and of purchasing, selling, trading, importing/exporting of wheat and animal feed material in Senegal and Ivory Coast only, excluding feed milling in the Ivory Coast;

"Rules"	has the meaning given in Article 24.2;
“Sanctions”	has the meaning given in Article 9.8.4;
“Sellers’ Group”

means the Sellers, and in relation to an individual (personne physique) Seller, (i) a member of that individual’s family (including the individual’s spouse, civil partner, any person with whom the individual lives as a partner in an enduring family relationship, a child or step-child of the individual, a child or step-child of the individual’s partner, or the individual’s parents or grandparents and (ii) any body corporate in respect of which that individual (or any of the persons referred to in (i) above) is interested in 20% or more of the equity share capital or can exercise 20% or more of the voting rights at a general meeting, and each of their Affiliates, other than the Companies;
“Sellers’ Representative”	has the meaning given in Article 15.1;
“Seller Representations and Warranties”	means the representations and warranties of the Sellers set forth in ARTICLE 8;
“Sellers’ Option”	has the meaning ascribed to it in Article 3.5.3;
“Senalia”	means Senalia, a company organized under the laws of the France, having its registered office at 26, rue de Varize, Chartres, France;
“SICA SPR”	Société d'intérêt collectif agricole des Silos Portuaires de Rouen, a subsidiary company of Senalia;
“Senior Employees”	means the persons listed in Schedule 9.12.1.1 hereto
“Signature Date”	means the date of signature of this Agreement;
“Sold Shares”	has the meaning given in the preamble;
“Sometra”

means Société Méditerranéenne de Transport, a company organized under the laws of the Principality of Monaco, having its registered office at 20, avenue de Fontvieille, Monaco, Principality of Monaco, registered with the trade and Industrial Registry under number 56S00311;

“Sometra Sold Shares”	has the meaning given in the preamble;
“Specific Indemnity Items”	has the meaning given in Article 12.2.1;
"Specific Litigations"	has the meaning given in Article 3.6.2;
"Take Over Notice"	has the meaning given in Article 12.5.2(iv);
“Tax Authority”	means a Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax;
“Tax” or “Taxes”

means all kind of taxes, whether direct or indirect, and whether levied by reference to income, profits, gains, asset values, turnover, added value or other reference, duties and contributions (including social security contributions), whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax otherwise), and any related interest or penalties, imposed by any Governmental Authority;
“Tax Sharing Agreement”

means any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar contract or arrangement, whether written or unwritten (including, without limitation, any such agreement, contract or arrangement included in any purchase or sale agreement, merger agreement, joint venture agreement, or other document), other than agreements, contracts, or arrangements entered into the Ordinary Course of Business the principal purpose of which is unrelated to Tax;

“Third Party”	means any person who is not a Party to the Agreement;
“Third Party Claim”	has the meaning given in Article 12.5.2;
“Transaction”	means the transaction contemplated by this Agreement.
“Transaction Accounting Principles”

means, for the purposes of the calculation of the Earn Out Consideration in accordance with Article 3.5 and Schedule 3.5, the Companies Accounting Principles, as adjusted in accordance with the following provisions: (i) for non-economic items which includes mark to market adjustments for commodity and currency forwards/futures/options and related required reserves caused by mark to market adjustments such as sales contract losses, purchase contract losses, (ii) local rebates are not to be booked as interest and all rebates and early payment discounts are costs (above the line) and (iii) any changes to the Companies Accounting Principles required by local accounting standards subsequent to the date hereof will be disregarded for the EBITDA calculation if such changes are not reflective of operating costs associated with the relevant business. If part of the business of the Companies is carried out by entities not presently part of the Companies and that such entities prepare their accounts under US GAAP, the Buyer will be required for the purpose of the calculation of the Earn Out Consideration to convert such accounts under local GAAP.

For the avoidance of doubt, any recoveries in respect of the provisioned accounts receivables referred to in Article 3.6.1 of the Agreement will be excluded from the EBITDA for the purposes of the Earn Out Consideration;

“Transaction Documents”

means this Agreement, the Adjustment Escrow Agreement, the Disclosure Letter, the documents in agreed form and such other agreements, undertakings, guarantees and other documents as are referred to in this Agreement as being required to be signed or entered into for the purposes of effecting, or otherwise in connection with, the transactions contemplated hereby;

“Value of any Leakage”

means the aggregate of as the case may be:

(a)       the relevant payments made or payable by any of the Companies;

(b)       the market value of the assets transferred by any of the Companies or over which any Encumbrance is created by any of the Companies less any consideration received for it by such Company from any Seller or person connected to any Seller;

(c)       the amount of the liabilities assumed or incurred by any of the Companies less any value received; and

(d)       the amount of debts waived or to be waived by any of the Companies,

in each case in relation to the Leakage;

“Working Capital”	means the aggregate amount of Current Assets minus Current Liabilities for each of the Companies, as calculated using the form attached as Schedule 3.3.

1.2         Construction

1.2.1    Definitions given for a term or an expression used in the plural also apply when this term or expression is used in the singular and vice versa. Terms used in the plural apply to the whole as well as to one or more of the relevant individual elements. Reference to one gender includes all gender. Definitions given for certain terms and expressions also apply to the terms and expressions that have the same root and vice versa.

1.2.2    The preamble and the schedules to this Agreement, are incorporated herein by reference and form an integral part hereof.

1.2.3    The table of contents and headings are for convenience only and shall not affect the interpretation of this Agreement;

1.2.4    A reference to:

(i)        any “Party” shall be construed to include any party to this Agreement as set out at the head of page 1 and its successors in title and permitted assigns;

(ii)       Articles and Schedules are to articles, clauses and schedules of this Agreement and references to paragraphs are references to paragraphs of the relevant Schedule in which they appear;

(iii)      a “person” shall be construed so as to include any individual, company, firm, government, state or agency of a state or any association, fund (fonds commun) or partnership or other entity (whether or not they have separate legal personality);

(iv)      an “entity” shall be construed so as to include any entity, wherever and however incorporated or established (for example any association, société en participation, partnership, groupement d’intérêt économique, joint venture, union, company, Governmental Authority, trust or other similar group or organization);

(v)       “writing” or “written” includes fax but not email (unless otherwise expressly provided in this Agreement);

(vi)      any French legal term for any action, remedy, method of judicial proceedings, legal document, legal status, court, official, or any legal concept shall in respect of any jurisdiction other than France be interpreted as what most nearly approximates in that jurisdiction to the French legal term or concept. French terms in italic refer, for avoidance of doubt, to legal terms and concepts existing in France;

(vii)     unless the context otherwise so requires, a statutory provision shall include such provision as it exists and is construed as of the date of this Agreement;

1.2.5    Any words following the terms “including”, “include”, “in particular”, “for example” or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms;

1.2.6    Any reference in the Agreement to a day or month shall refer to a calendar day or month. Should the concerned deadline expires on a non-Business Day, it will expire the first following Business Day;

1.2.7    References to times of the day are to local time in the relevant jurisdiction unless otherwise stated;

1.2.8    In any situation where a French translation on the Agreement will be required, the English terms and expressions of the Agreement shall be translated into the most appropriate French term or expression, irrespective of the meaning that such term and expression may have or could be interpreted as a legal concept in a jurisdiction other than France;

1.2.9    Reference to a claim or other action "threatened" by or against any person shall mean that a written notice threatening such claim or action has been sent by or to the relevant person, as the case may be;

1.2.10  where the English wording of this Agreement is followed by a legal term in the French language set in parenthesis, such French language legal term shall prevail;

1.2.11  references to a French legal term or concept shall, in respect of any jurisdiction other than France, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction;

1.2.12  any accounting term not expressly defined in this Agreement shall have the meaning ascribed to it under the relevant GAAP;

1.2.13  Where it is necessary to determine whether a monetary limit or threshold set out in Article 12.2.2 has been reached or exceeded (as the case may be) and the value of the relevant claim or any of the relevant claims is expressed in a currency other than Euros, the value of each such claim shall be translated into Euros at the Exchange Rate on the date of receipt by the Sellers of written notification from the Buyer of the existence of such claim.

1.2.14  This Agreement has been drafted and negotiated in English. In the event of any conflict or inconsistency between the terms of any French version and the English version of this Agreement, the terms of the English version of this agreement shall govern.

ARTICLE 2.      TRANSFER OF THE SOLD SHARES

2.1       Subject to the terms and conditions of this Agreement, the Sellers shall sell to the Buyer and the Buyer shall purchase from the Sellers, all the Sold Shares free and clear from any Encumbrance on Completion. The Sold Shares sold by each Seller are indicated opposite of its name as set forth in Schedule C.

To that effect, each Seller individually covenants (se porte fort) that it shall validly own the Sold Shares at Completion as indicated opposite of its name as set forth in said Schedule C.

2.2       The Parties agree that the transfer of ownership of the Sold Shares shall occur at 23:59 Paris time on the Completion Date, subject to Completion.

2.3       As of the Completion Date, the Buyer shall have the full ownership of the Sold Shares together with all the rights attached thereto, including the voting rights. The Buyer shall have the right to all dividends and reserves which could be distributed with respect to the Sold Shares and for which the decision of distribution and/or the payment shall occur after the Completion Date.

2.4       Neither the Buyer nor the Sellers shall be obligated to complete the sale and purchase of any of the Sold Shares unless the sale and purchase of all Sold Shares is completed simultaneously.

ARTICLE 3.      PURCHASE PRICE OF THE SOLD SHARES

3.1       Determination of the Purchase Price

The consideration to be paid by the Buyer for all the Sold Shares (the “Purchase Price”) shall be equal to the sum of:

3.1.1    the Initial Purchase Price, as adjusted in accordance with Article 3.3,  plus;

3.1.2    the Deferred Payment; plus

3.1.3    the Earn Out, if any, determined in accordance with the provisions of Article 3.5; plus

3.1.4    the Additional Payments, if any, determined in accordance with the provisions of Article 3.6.

The Purchase Price shall be paid in cash and shall be allocated as amongst the Sellers as set out in Schedule 3.1. The Sellers represent that the allocation of the Purchase Price reflected in Schedule 3.1 has been agreed exclusively amongst them and acknowledge and undertake to the Buyer that they shall have no claim against the Buyer in relation to such allocation. The Sellers’ Representative shall indemnify and hold harmless the Buyer from any and all Losses which may arise out of such payments.

3.2       Payment of Initial Purchase Price

3.2.1    The Initial Purchase Price shall be paid as follows:

(i)        Up to the Adjustment Escrow Amount, at Completion Date by wire transfer, free of any bank or other charges, to the account of the Escrow Agent details of which are specified in the Adjustment Escrow Agreement, which shall be credited with value date on the Completion Date. The Parties agree that the Adjustment Escrow Amount shall be used for the purposes of the adjustment process as provided in Article 3.3 and shall be released in accordance with such Article 3.3 and the terms of the Adjustment Escrow Agreement;

(ii)       Up to €267,570,023.51, (the “Completion Payment Amount”), at Completion Date by wire transfer, free of any bank or other charges, to the account of the Sellers’ Representative, details of which are specified in Schedule 3.2, which shall be credited with value date on the Completion Date, except with respect to the relevant payments to be made to those of the Sellers identified in Schedule 3.2(ii), which shall made to the accounts the details of which are specified in Schedule 3.2(ii).

3.3          Adjustments to Initial Purchase Price

3.3.1    Within ninety (90) Business Days after the Completion Date, the Buyer shall procure that the Companies prepare in good faith under their sole supervision and control and, when prepared, within the same ninety (90) Business Days period, the Buyer shall deliver to the Seller’s Representative a statement (the "Buyer's Statement") which shall be final drafts of:

(i)        the Completion Accounts,

(ii)       a detailed statement of the Working Capital of each of the Companies as at the Completion Date, prepared in the form set forth in Schedule 3.3 (the “Completion Working Capital Statement”)

(iii)      a detailed statement derived therefrom of the Net Debt of each of the Companies as at the Completion Date, prepared in the form set forth in Schedule 3.3 (the “Net Debt Reconciliation Statement”), and

(iv)      if applicable (i.e.: if Completion takes place on or after January 1, 2018), a notice of any Leakage occurring between 1 January 2018 and the Completion Date (both inclusive), showing the Value of any such Leakage (the “Leakage Notice”).

During the above ninety (90)-Business Day period, the Buyer shall closely associate the Sellers’ Representative in connection with the preparation, review and audit of the Completion Accounts, and the Sellers’ Representative shall cooperate and provide any assistance, information and certification which may be reasonably required by the Buyer in connection with the same.

3.3.2    Unless, within forty-five (45) Business Days after the date on which the Sellers’ Representative receives the Buyer’s Statement, the Sellers’ Representative notifies the Buyer in writing that he disagrees with such statement, the Sellers shall be deemed to have accepted such statement and all items and amounts indicated therein will be final and binding on the Parties.

3.3.3    Within the period of forty-five (45) Business Days referred to in Article 3.3.2 above, the Buyer shall procure that the Companies provide the Sellers' Representative and his advisers with reasonable assistance and access to the books, records, personnel, accounting systems of the Companies and any other relevant information or documents of the Companies which may reasonably be necessary for the Sellers’ Representative to review the Completion Accounts, the Completion Working Capital Statement, the Net Debt Reconciliation Statement and (as the case may be) the Leakage Notice. Any dispute with respect to the extent and nature of such access to the books, records, personnel, systems, information or documents shall be referred to the Independent Expert for its determination, whose decision in this respect will be final and binding on the Parties.

3.3.4    If, within the period of forty-five (45) Business Days referred to in Article 3.3.2 above, the Sellers’ Representative notifies the Buyer in writing and acting in good faith by delivering to Buyer a detailed statement of non-compliance of such drafts that the Buyer’s final drafts do not comply with Article 3.3.1, the Sellers’ Representative and the Buyer shall negotiate in good faith with a view to reaching agreement upon adjustments to the drafts attached to the Buyers' Statement to meet such objections of the Sellers. Such statement of non-compliance shall describe in reasonable detail the specific items, amounts and basis for such disagreement together with supporting calculations and documentation. Any items and components not specifically included in the detailed statement of non-compliance shall be final and binding on the Parties.

3.3.5    In the event that the Sellers’ Representative and the Buyer are unable to reach agreement as aforesaid within ten (10) Business Days of the Sellers’ Representative giving the notice referred to in Article 3.3.4, any matter in dispute may be referred by the Sellers’ Representative or the Buyer to the decision of the Paris office of PwC, or if such firm cannot act as expert in accordance with this Article, any other single independent firm of international accountants to be agreed upon between the Sellers’ Representative and the Buyer or, in absence of such agreement, by an expert to be selected, at the request of the Sellers’ Representative or the Buyer, by the President of the Tribunal de Commerce de Paris in summary proceedings.  Such firm of accountants (the “Independent Expert”) shall act as a third party expert in accordance with article 1592 of the French civil Code in connection with the giving of a written decision which shall be rendered within thirty (30) Business Days of its appointment and be in English.  Only specific items and amounts included in the detailed statement of non-compliance referred to above shall be the subject of the Independent Expert’s determination. In giving such decision, the Independent Expert shall state what adjustments (if any) are to be made to each line item of the drafts of the Completion Working Capital Statement, the Net Debt Reconciliation Statement and (as the case may be) the Leakage Notice in order that they shall comply with Articles 3.3.1, 3.3.2, 3.3.3, and their respective definitions.

3.3.6    The final drafts of the Completion Accounts, Completion Working Capital Statement, Net Debt Reconciliation Statement and the Leakage Notice agreed or deemed to be agreed by the Sellers or, as the case may be, as adjusted by and the subject of the decision of the Independent Expert shall be final and binding on the Sellers and the Buyer. The Final Working Capital Adjustment Amount and the Final Net Debt Adjustment Amount shall result from such final Completion Accounts, Completion Working Capital Statement and Net Debt Reconciliation Statement and (as the case may be) the Value of any Leakage shall result from such final Leakage Notice.

3.3.7    The Sellers and the Buyer shall promptly provide (and shall procure that their respective advisers promptly provide) to one another (and to one another’s advisers) and to any Independent Expert such documents and information within their possession or control (or that of their respective Affiliates) as may be required for the purposes of giving effect to this Article 3.3.

3.3.8   The Independent Expert shall be free to decide on the procedures to be followed in making its determination and may hold meetings at which the Sellers' Representative, the Buyer’s Representative and their respective advisers present oral arguments, provided that the principle of contradictoire is respected.  The fees and expenses of any Independent Expert shall be allocated between the Parties by the Independent Expert in the same proportion that the aggregate amount of the disputed items submitted to the Independent Expert that is unsuccessfully disputed by each such Party bears to the total amount of such disputed items so submitted.

3.3.9    Payment of Adjustment Amount

(i)        If the Adjustment Amount is greater than zero (0), then the Adjustment Amount shall be payable by the Buyer to the Sellers;

(ii)       If the Adjustment Amount is less than zero (0), then the Adjustment Amount shall be payable by the Sellers to the Buyer;

and any such payment shall be deemed to be an adjustment to the amount of the Initial Purchase Price.

(iii)      The Adjustment Amount shall be paid in Euros within ten (10) Business Days after the amount finally has been determined in accordance with this Article 3.3, by electronic transfer of immediately available funds:

-      if payable to the Sellers, to the Sellers’ Representative’s account details of which specified in Schedule 3.2, except with respect to the relevant payments to be made to those of the Sellers identified in Schedule 3.2(ii), which shall made to the accounts the details of which are specified in Schedule 3.2(ii) (or to such other bank account the details of which shall be notified by the relevant Seller to the Buyer at least ten (10) Business Days prior to such payment's due date);

-     if payable to the Buyer to the following account:

Bank Name: Citibank NA

Sot Code: 185008

Branch Number: 600

Account Name: Merriam Financial Services, Ltd.

Account Number: 11876279

IBAN: GB18CITI18500811876279

Swift: CITIGB2L

Reference: MFSTEUR

(iv)      The Adjustment Amount shall be paid in priority by the Escrow Agent by deduction from the Adjustment Escrow Amount.

(a)     If the Adjustment Amount is greater than zero (0), the Adjustment Escrow Amount shall be released in full to the Sellers and the Buyer shall pay to the Sellers the Adjustment Amount in accordance with paragraph (iii) above;

(b)     If the Adjustment Amount is lower than zero (0),

If the absolute value of the Adjustment Amount is lower than the Adjustment Escrow Amount: The Adjustment Escrow Amount shall be released up to the absolute value of the Adjustment Amount to the Buyer and the remaining amount shall be released to the Sellers;

-        If the absolute value of the Adjustment Amount is greater than or equal to the Adjustment Escrow Amount: the Adjustment Escrow Amount shall be released in full to the Buyer and the Sellers shall pay to the Buyer within ten (10) Business Days after the amount finally has been determined in accordance with this Article 3.3, by electronic transfer of immediately available funds, any difference between the absolute value of the Adjustment Amount and the Adjustment Escrow Amount.

3.3.10   Payment of Value of any Leakage

Each of the Sellers covenants to pay the Buyer an amount equal to the Value of any Leakage received by it or any member of such Seller's Goup occurring between 1 January 2018 and the Completion Date. The relevant Seller(s) shall pay to the Buyer the Value of any such Leakage within ten (10) Business Days after the Value of any such Leakage has been finally determined in accordance with this Article 3.3, by electronic transfer of immediately available funds, to the account of the Buyer referred to in Article 3.3.9(iii).

3.4          Deferred Payment

3.4.1    The Deferred Payment shall, subject to the provisions Article 14.2, be paid in full on or before the third (3rd) anniversary of the Completion Date by wire transfer, free of any bank or other charges, to the Sellers’ Representative’s account, details of which are specified in Schedule 3.2 or any other bank account the details of which shall be notified by the Sellers’ Representative to the Buyer prior to that date in accordance with Article 20, except with respect to the relevant payments to be made to those of the Sellers identified in Schedule 3.2(ii), which shall made to the accounts the details of which are specified in Schedule 3.2(ii) (or to such other bank account the details of which shall be notified by the relevant Seller to the Buyer at least ten (10) Business Days prior to such payment's due date).

3.4.2    The Deferred Payment shall bear interest at an annual rate of 3.25%.  The Buyer shall pay within five (5) Business Days following the closure of each calendar year, the interests accrued on the Deferred Payment during the said calendar year.

3.4.3   The right of each Seller with respect to the Deferred Payment and corresponding interests is set forth in Schedule 3.1.

3.5          Earn Out

3.5.1    Determination of the Earn Out Consideration

(i)      In consideration of the sale of the Sold Shares and in addition to the Initial Purchase Price and the Deferred Payment, the Sellers may be entitled to an additional payment (the “Earn Out Consideration”), calculated as follows:

-      Should the Average EBITDA be equal to, or less than, 35 million Euros, the Earn Out Consideration shall be equal to zero (0);

-     Should the Average EBITDA be equal to, or greater than, 45 million Euros, the Earn Out Consideration shall be equal to 40 million Euros;

-      Should the Average EBITDA be greater than 35 but less than 45 million Euros, the Earn Out Consideration shall vary on a linear basis between zero (0) and 40 million Euros in accordance with the following formula (result in Euros):

4 * (Average EBITDA – 35,000,000)

(ii)    Within ninety (90) Business Days after the end of each fiscal year within the Earn Out Period, the Buyer shall prepare and deliver to the Seller’s Representative a statement which sets forth in reasonable detail the EBITDA calculation in the form set forth in Schedule 3.5 and only in respect of the fifth year, the amount of the Average EBITDA and the amount of the corresponding Earn Out Consideration which may be due in respect thereof (the "EBITDA Statement").

(iii)   Unless, within sixty (60) Business Days after the date on which the Sellers’ Representative receives the EBITDA Statement (the “Earn Out Review Period”), the Sellers’ Representative notifies the Buyer in writing that he disagrees with such statement, the Sellers shall be deemed to have accepted such statement and all items and amounts indicated therein will be final and binding on the Parties.

(iv)   During the Earn Out Review Period, the Buyer shall procure that the Companies provide the Sellers' Representative and his advisers with reasonable assistance and access to the books, records, personnel, accounting systems of the Companies and any other relevant information or documents of the Companies which may reasonably be necessary for the

Sellers’ Representative to review the calculation of the Average EBITDA and the EBITDA Statement. Any dispute with respect to the extent and nature of such access to the books, records, personnel, systems, information or documents shall be referred to the Independent Expert for its determination, whose decision in this respect will be final and binding on the Parties.

(v)     If, within the Earn Out Review Period, the Seller’s Representative, acting in good faith, notifies the Buyer by delivering a statement setting forth in English the Seller’s Representative’s objections to the EBITDA Statement, the Sellers’ Representative and the Buyer shall negotiate in good faith concerning the objections of the Sellers. Such statement of non-compliance shall describe in reasonable detail the specific items, amounts and basis for such disagreement together with supporting calculations and documentation. Any items and components not specifically included in the detailed statement of non-compliance shall be final and binding on the Parties. For the avoidance of doubt, any objection shall be limited to the last EBITDA Statement and shall not relate to any EBITDA Statement delivered for any previous year.

(vi)    In the event that the Sellers’ Representative and the Buyer are unable to reach agreement as aforesaid within ten (10) Business Days of the Sellers’ Representative giving the notice referred to in Article 3.5.1(v), any matter in dispute may be referred by the Sellers’ Representative or the Buyer to the Independent Expert. The provisions of Articles 3.3.5 to 3.3.8 shall apply to the determination of the EBITDA and Average EBITDA mutatis mutandis.

3.5.2      Payment of the Earn Out Consideration

Subject to the Sellers' Option set forth in Article 3.5.3, the Earn Out Consideration, if due in accordance with Article 3.5.1, shall be paid in Euros by the Buyer to the Sellers within ten (10) Business Days after the EBITDA Statement has become final and binding in accordance with Article 3.5.1. Such amount shall be paid by electronic transfer of immediately available funds, free of any bank or other charges, to the Sellers’ Representative’s account, details of which are specified in Schedule 3.2 or any other bank account the details of which shall be notified by the Sellers’ Representative to the Buyer prior to that date in accordance with Article 20, except with respect to the relevant payments to be made to the Sellers identified in Schedule 3.2(ii) which shall made to the accounts the details of which are specified in Schedule 3.2(ii) (or to such other bank account the details of which shall be notified by the relevant Seller to the Buyer at least ten (10) Business Days prior to such payment's due date).

The right of each Seller with respect to the Earn Out Consideration is set forth in Schedule 3.1.

3.5.3      Sellers' Option

Provided that no Material Breach has occcured, within thirty (30) Business Days after receipt of the EBITDA Statement for the fifth year following Completion, the Sellers shall be entitled, at their own option pursuant to written notice given by the Sellers' Representatives to the Buyer (the "Sellers' Option"), to extend the Earn Out Period by one (1) additional fiscal year. The Buyer shall thus deliver to the Seller’s Representative an additional EBITDA Statement within ninety (90) Business Days after the last day of the sixth fiscal year following Completion Date together with a recalculated Average EBITDA.

The Sellers Representatives shall have the right to exercise the Sellers' Option for each of the next two (2) following fiscal years after exercise of the Sellers’ Option pursuant to this Article 3.5.3 and there shall be no Sellers’ Option after that for the eighth fiscal year following Completion. The provisions of the preceding paragraph shall apply mutatis mutandis.

3.6       Additional Payments

If applicable, the Buyer shall pay to the Sellers the additional payments required to be made pursuant to Article 3.6.1 and Article 3.6.2 below, which shall be part of the Purchase Price in accordance with Article 3.1 (the "Additional Payments"):

3.6.1      Provisioned accounts receivable of the Companies

If during the three (3) fiscal years following Completion (including the fiscal year during which Completion occurs), any of the Companies recovers an amount corresponding to the payment of the accounts receivable identified in Schedule 3.6.1, an amount corresponding to fifty (50) percent of the amount recovered by the concerned Company shall be paid by the Buyer to the Sellers as an additional part of the Purchase Price, provided that new accounts receivables are paid off before application to the bad debts.

To that effect, within ninety (90) Business Days after the end of each concerned fiscal year, the Buyer shall prepare and deliver to the Seller’s Representative a statement which sets forth in reasonable detail in respect of each accounts receivable referred to in Schedule 3.6.1, the amounts recovered for the concerned fiscal year and the calculation the amount due and payable to the Sellers as Additional Payment. The Buyer shall procure that the Companies provide the Sellers' Representative and his advisers with reasonable assistance and access to the books, records, personnel, accounting systems of the Companies and any other relevant information or documents of the Companies which may reasonably be necessary for the Sellers’ Representative to review the calculation.

In the event that the Sellers’ Representative and the Buyer are unable to reach agreement as aforesaid within ten (10) Business Days of the Sellers’ Representative giving the statement referred to above, any matter in dispute may be referred by the Sellers’ Representative or the Buyer to the Independent Expert. The provisions of Articles 3.3.5 to 3.3.8 shall apply to the determination of the corresponding Additional Payment mutatis mutandis.

The Additional Payment shall be paid in Euros by the Buyer to the Sellers within ten (10) Business Days after the amount has become final and binding, by agreement between the Parties or after determination by the Independent Expert in accordance with the above. Such amount shall be paid by electronic transfer of immediately available funds, free of any bank or other charges, to the Sellers’ Representative’s account, details of which are specified in Schedule 3.2 or any other bank account the details of which shall be notified by the Sellers’ Representative to the Buyer prior to that date in accordance with Article 20, except with respect to the relevant payments to be made to those of the Sellers identified in Schedule 3.2(ii), which shall made to the accounts the details of which are specified in Schedule 3.2(ii) (or to such other bank account the details of which shall be notified by the relevant Seller to the Buyer at least ten (10) Business Days prior to such payment's due date).

The allocation of the Additional Payment as amongst the Sellers is set forth in Schedule 3.1.

3.6.2      Specific Litigations

With respect to the litigations referred to in Schedule 3.6.2 (the "Specific Litigations"), the Buyer shall pay to the Guarantors, an amount equal to any sums effectively received by the relevant Company pursuant to a final and non-appealable judgment or a valid and binding settlement agreement relating to any such Specific Litigation (after deduction of (i) any Tax due by the relevant Company as a result of the receipt of such amounts and (ii) if applicable, any amount paid by the Companies pursuant to such final and non-appealable judgment or a valid and binding settlement agreement).

The Specific Litigations shall be conducted in accordance with Article 12.5.2 and the Guarantors shall be deemed to have issued a Take Over Notice in respect of the Specific Litigations.

Any Additional Payment which may be required to be made pursuant to this Article 3.6.2 shall be paid in Euros by the Buyer to the Guarantors' within ten (10) Business Days after the amount in respect of the Specific Litigation has been paid to the relevant Company. Such amount shall be paid by electronic transfer of immediately available funds, free of any bank or other charges, to the Sellers’ Representative’s account, details of which are specified in Schedule 3.2 or any other bank account the details of which shall be notified by the Sellers’ Representative to the Buyer prior to that date in accordance with Article 20).

The allocation as amongst the Guarantors of any Additional Payments which may be required to be made pursuant to this Article 3.6.2 is set forth in Schedule 3.1.

ARTICLE 4.       CONDITIONS PRECEDENT

4.1       Conditions Precedent

The respective obligations of the Buyer to consummate the Transaction are subject to the satisfaction of each of the following conditions precedent (the “Conditions Precedent”):

4.1.1    Completion of the CFI Carve-Out in accordance with the terms of Schedule 4.1.1;

4.1.2    Completion of the Dividend Distributions in accordance with the terms of Schedule 4.1.2;

4.1.3    Renewal, on identical terms, of the office space lease in Monaco pursuant to:

(i)        a lease agreement between Sometra and SOCIETE AGRICOLE AFRICAINE “S.A.A.” “société civile particulière monégasque” in relation to premises located Bâtiment “Le Coronado” 20 avenue de Fontvieille – MC 98013 Monaco, 2nd floor, lots no. 104 and 105 – bureaux no. 3, 9, 10, 15, 16, 20, and

(ii)       a lease agreement between Eurafrique and SOCIETE AGRICOLE AFRICAINE “S.A.A.” “société civile particulière monégasque” in relation to premises located Bâtiment “Le Coronado” 20 avenue de Fontvieille – MC 98013 Monaco, 2nd floor, lots no. 104 and 105 – bureaux no. 1, 2, 11, 12, 13, 14, 17, 18, 19, 21;

4.1.4    Renewal of the leases concerning the plot of land located in the Port of Dakar (magasin n°1 and magasin n°2) currently covered by an authorization to occupy the public domain entered into between GMD and the Republic of Senegal, Port Autonome de Dakar, and extension of the surface of the land leased in the Port area by 10,000 square meters, for a duration of at least 20 years at market rates;

4.1.5    No Material Adverse Change has occurred and is continuing.

4.1.6    No material breach of any of the Warranties has occurred and is continuing.

4.2       The Guarantors will use their reasonable endeavours to fulfil or procure the fulfilment of the Conditions Precedent as soon as practicable after the date of this Agreement, and the Sellers and the Buyer will notify each other upon becoming aware of the satisfaction of such Conditions Precedent. In particular, the Guarantors shall take the actions necessary or appropriate under Applicable Laws to: (i) file any request with complete supporting documentation, (ii) promptly supply any additional document or information required or requested and (iii) promptly resolve any objection asserted.

4.3       Each of the Conditions Precedent may be waived in writing by the Buyer. A waiver of a Condition Precedent is only effective to the extent specifically set out in that waiver.

4.4       The Guarantors, on the one hand, and the Buyer, on the other hand, undertakes to disclose in writing to the other anything which will or may prevent the Conditions Precedent from being satisfied immediately upon becoming aware thereof.

4.5       If the Conditions Precedent are not satisfied in full at the latest on the Longstop Date, the Agreement shall automatically terminate with immediate effect without any indemnity whatsoever (i) except for any provision  of this Agreement that expressly or by implication is intended to come into force or continue in force on or after termination of this Agreement (including Article 15 and Articles 18 to 26) each of which shall remain in full force and (ii) provided the Parties have complied with their obligations pursuant to the Agreement prior to this termination.

ARTICLE 5.        CONDUCT OF THE BUSINESS UNTIL THE COMPLETION  DATE

Between the Signature Date and the Completion Date (inclusive):

5.1      The Guarantors shall allow the Buyer, its employees, agents and representatives, upon reasonable notice, access to the books and records, and the Guarantors agree to supply or procure the supply of any information reasonably requested by the Buyer relating to the Companies and their assets, liabilities, and business, provided, that such procurement does not incur unreasonable cost to the Guarantors or the Companies.

5.2       Each Seller shall not allow or procure any act or omission before Completion which would make the Sellers’ Representations and Warranties false, inaccurate or misleading.

5.3      The Guarantors shall procure that the business of the Companies is operated in the Ordinary Course of Business, and that the Buyer is kept fully and promptly informed of all material matters relating to the assets, liabilities and business of the Companies.

5.4      Without limiting the generality of Article 5.3, until Completion, the Guarantors agree to procure that none of the matters below is done by any of the Companies without the prior written consent of the Buyer which consent shall not be unreasonably withheld:

5.4.1    alteration of its articles of association or any other document establishing, evidencing or relating to the its constitution or operation;

5.4.2    alteration of the nature or scope of its business;

5.4.3    entering into contracts or commitments or doing anything which (i) is out of the Ordinary Course of Business or (ii) materially affects its assets or liabilities or its ability to carry on its business;

5.4.4    entering into any agreement or arrangement or permitting any action whereby another entity becomes its subsidiary;

5.4.5    issuing any share or loan capital;

5.4.6    hiring any employee with annual compensation in excess of fifty thousand Euro (€50,000) or the equivalent of such amount in another currency;

5.4.7    entering into any transaction other than on arm’s length terms and for full and proper consideration;

5.4.8    acquiring (whether by one transaction or a series of transactions) the whole or a substantial part or material part of the business or assets of another person;

5.4.9    disposing (whether by one transaction or a series of transactions) and whether or not in the Ordinary Course of Business, the whole or any substantial or material part of its business or assets;

5.4.10  incurring any loans, borrowings or other form of funding or financial facility or assistance, or enter into any foreign exchange contracts, interest rate swaps, guarantees or agreements relating to derivatives other than in the Ordinary Course of Business;

5.4.11  granting any loans (including shareholder loans) or other financial facilities or assistance to or any guarantees or indemnities for the benefit of any person or creator allow to subsist any Encumbrance over the whole or any part of its assets;

5.4.12  entering into any joint venture, partnership or agreement or arrangement for the sharing of profits or assets;

5.4.13  commencing, compromising or discontinuing any legal or arbitration proceedings (other than routine debt collection);

5.4.14  prematurely repaying or prepaying any loans, borrowings or other financial facilities or assistance made available to it;

5.4.15  declaring, making or paying any dividend or distribution;

5.4.16  making or permitting any amendment, variation deletion, addition, renewal or extension to or of, or terminating or give notice or intimation of termination of, any material contract or arrangement, or breach or failing to comply with the terms of any material contract or arrangement; or

5.4.17  making or permitting any amendment, variation deletion, addition, renewal or extension to or of, or terminating or give notice or intimation of termination of, any material contract, authorization or right, or breach or failing to comply with the terms of any material contract, authorization or right.

5.4.18  Entering into any contract for the forward purchase or delivery of bulk agricultural commodities.

For the avoidance of doubt, the approval of the Buyer is deemed given as regards the actions to be carried out prior to Completion by any of the Companies pursuant to this Agreement, i.e. the CFI Carve Out and the Dividend Distribution.

ARTICLE 6.      COMPLETION OF THE SALE

6.1       Date and Place

6.1.1    Subject to the satisfaction of the Conditions Precedent, Completion shall occur on a date agreed between the Parties (the “Completion Date”) within fifteen (15) days following the date of satisfaction of the last satisfied Conditions Precedent and shall take place at ReedSmith offices, 112 avenue Kleber, 75016 Paris, France.

6.1.2    Neither Party shall be obliged to deliver the documents or take the other steps required from it in accordance with Article 6.2 unless the other Party is simultaneously ready and able to deliver the documents or take the other steps required from it in accordance with Article 6.2. As a consequence, if one of these actions is not taken, even partially, by the relevant Party, the other Party, so long as it is ready, willing and able to perform its obligations, shall be entitled to refuse to proceed with the actions to which it is bound, and shall incur no liability vis-à-vis the other Party in connection with such refusal and without prejudice of its right to seek and obtain from the defaulting Party any remedy.

6.2       Completion matters

6.2.1    On the Completion Date, the Sellers (for each Seller, to the extent it has the power to do so) shall deliver, or procure delivery of the following documents to the Buyer or its Representatives or take, or cause the Companies to take, the following actions:

(i)        originals of the resignations letters of the Companies’ officers and directors (with – as regards Borisniak - signatures duly authenticated by Notary Public and legalized by apostille), referred in Schedule 6.2.1(i) with effect on Completion and asking the relevant officer or director to duly waive the benefit of any prior resignation notice period;

(ii)       minutes of the decisions of the relevant corporate bodies deciding the appointment of new officers and directors, whom shall be designated by the Buyer to the Sellers at the latest fifteen (15) days prior to Completion Date, to replace the resigning officers and directors referred to in (i) above;

(iii)     With respect to the Eurafrique Sold Shares and the Sometra Sold Shares: (a) share transfer orders (ordres de mouvement) duly completed and executed in favor of the Buyer and (b) the share transfer register and share certificates of each of the Eurafrique and Sometra;

(iv)      With respect to the GMA Sold Shares: (a) share transfer orders (ordres de mouvement) duly completed and executed in favour of the Buyer, (b) the share transfer register and shares certificates of GMA and (c) share transfer agreement for the purpose of the registration with the tax administration

(v)       With respect to the GMD Sold Shares: (a) share transfer orders (ordres de mouvement) duly completed and executed in favour of the Buyer, (b) the share transfer register and share certificates of GMD and (c) share transfer agreement for the purpose of the registration with the tax administration and (d) originals of the minutes of the meeting of the board of directors approving the transfer of the GMD Sold Shares to the Buyer;

(vi)      With respect to the Borisniak Sold Shares: (a) the original share certificates evidencing ownership of the Borisniak Sold Shares by the Seller together with a duly executed share transfer form of such shares in the name of the Buyer; (b) the minute books of Borisniak, including the register of shareholders of Borisniak; (c) original or certified copy of the public deed duly recorded in the Panamanian Public Registry, or legally valid confirmation, in any case, of the revocation of any and all powers of attorneys or authorizations to act for or on behalf of Borisniak conferred upon any employees, directors or third parties therein; (d) original or certified copy of the certificate of existence of Borisniak, issued by the Panamanian Public Registry and dated as of a date not more than fifteen (15) calendar days prior to the Completion Date; (e) certificate of good standing of Borisniak which accredit that the company is current on the payment of their obligations with the national treasury, by means of an original document, simple copy, or digital copy of the certificate of good standing issued by the Directorate-General of Revenue (DGI) of the Ministry of Economy and Finance of Panama; and (f) the resolutions of the shareholders or the board of directors of Borisniak authorizing the actions taken in connection with the Transaction by Borisniak, including, without limitation the transfer of the Sold Shares owned by Borisniak to Buyer; and, the authorization of an director or officer of Borisniak or other authorized individual to effect the transfer or endorsement of such Sold Shares to the Buyer, and the execution of any Transaction Document to which Borisniak is a party.

(vii)     Deliver to the Buyer evidence of completion of (i) the CFI Carve-Out and (ii) the Dividend Distributions;

(viii)    Deliver to the Buyer evidence of renewal of the leases referred to in Article 4.1.4;

(ix)      Deliver to the Buyer the financial statements, tax returns and any dividend resolutions passed by each of the Companies with respect to the five fiscal years preceding the date hereof (2017 included);

(x)       Deliver to the Buyer evidence of termination of the brokerage agreement between GMD and CAVPA dated 22 November 2010;

(xi)      Deliver to the Buyer evidence of termination of the cash pooling agreement between GMA and Miminvest;

(xii)     Deliver to the Buyer releases in the form attached as Schedule 6.2.1(xii); and

(xiii)    If applicable, deliver to the Buyer an updated version of the Disclosure Letter, up-to-date as at the Completion Date, in accordance with the provisions of Article 11;

(xiv)    The four (4) DVD-Roms containing the Data Room Information.

6.2.2    On the Completion Date, the Buyer shall deliver, or procure delivery of the following documents to the Sellers or Sellers’ Representatives or take the following actions:

(i)        Pay the Completion Payment Amount in accordance with Article 3.2.1(ii) and provide to the Sellers copy of the related SWIFT certifying the wire transfer of the Completion Payment Amount to the relevant accounts as set forth in Article 3.2(ii);

(ii)       Make the payment of the Adjustment Escrow Amount to the Escrow Agent;

(iii)      Deliver to the Sellers’ Representative duly signed originals of the Adjustment Escrow Agreement.

6.3       Indivisibility

All the Completion steps listed under Articles 6.2.1 and 6.2.2 will be deemed to be achieved simultaneously and, in particular, no delivery of documents or payments provided for under those Articles 6.2.1 and 6.2.2 will be deemed achieved before all the operations, payments and delivery of documents provided for under those Articles 6.2.1 and 6.2.2 are completed (unless specific waiver granted by the benefitting Party).

ARTICLE 7.     REPRESENTATIONS AND WARRANTIES OF THE BUYER AND SEABOARD

Subject to the terms and conditions of this Agreement, the Buyer and Seaboard make the Buyer’s Representations and Warranties set forth in this Article 7 to the benefit of the Sellers, as of the Signature Date and such Buyer’s Representations and Warranties shall remain true and correct as of Completion Date, except for such Buyer’s Representations and Warranties expressed to be made as of a specific date which shall only be true and correct as of such date.

Each of the Buyer’s Representations and Warranties is given on the basis that it will remain true and accurate in all respects up to and including Completion and the Buyer and Seaboard undertakes to forthwith disclose in writing to the Sellers any matter or thing which may arise or become known to the Buyer or Seaboard after the date of this Agreement and before Completion which is inconsistent with any of the Buyer’s Representations and Warranties.

7.1       Existence – Incorporation

The Buyer is a limited liability company duly incorporated and validly existing under the laws of Bermuda.

Seaboard is a corporation duly incorporated and validly existing under the laws of the state of Delaware (United States of America).

7.2       Authority and capacity

7.2.1    Each of the Buyer and Seaboard has the requisite power and authority to enter into the Transaction Documents and to perform the obligations to which it is bound under the Transaction Documents, and has obtained all necessary consents and authorizations to enter into and perform the Transaction Documents.

7.2.2    Each of the Transaction Documents, upon execution by the Buyer and/or Seaboard, will constitute for the Buyer and Seaboard valid and binding obligations enforceable against them in accordance with its terms.

7.2.3    Each of the Buyer and Seaboard is not insolvent, nor subject to any bankruptcy, insolvency, amicable or similar proceedings under Applicable Laws.

7.3       Absence of violation

The execution and the performance by the Buyer and Seaboard of the Transaction Documents shall not constitute a violation of, or a default under, or conflict with (i) any term or provision of the respective articles of association (statuts) of the Buyer or Seaboard, (ii) any contract to which the Buyer or Seaboard is a party, (iii) any Order applicable to the Buyer or Seaboard or by which the Buyer or Seaboard or any of their properties and assets are bound, or (iv) any Applicable Law.

7.4       Governmental consents

The execution and the performance by the Buyer and Seaboard of the Transaction Documents do not, and will not require any consent, approval, authorization or other action by, filing with or notification to any Governmental Authority in the United States.

7.5       Financing

The Buyer and Seaboard has, and will have access to all available funding or other financing as necessary to ensure that all amounts payable or that may become payable pursuant to this Agreement in relation to the Purchase Price are paid on the date they become due and payable.

7.6       Acknowledgement

The Buyer and Seaboard acknowledge that they have, together with their Representatives, or through certain of their Representatives, carried out their own independent investigations on the business, finance, legal and tax affairs of the Companies, on the basis of the Data Room Information.

The Buyer and Seaboard hereby confirm that, as at the date of this Agreement, they do not have actual knowledge of any fact or circumstance which would entitle the Buyer to make a Claim against the Sellers and/or the Guarantors pursuant to Article 12.

For the avoidance of doubt, the provisions of this Article 7.6 shall not affect the liability of the Sellers and/or the Guarantors in respect of any claim made pursuant to Article ARTICLE 12.2.

ARTICLE 8.       GENERAL REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Subject to the terms and conditions of this Agreement, each of the Sellers makes the Sellers’ Representations and Warranties set forth in this Article 8 to the benefit of the Buyer, as of the Signature Date and such Sellers’ Representations and Warranties shall remain true and correct as of Completion Date, except for such Sellers’ Representations and Warranties expressed to be made as of a specific date which shall only be true and correct as of such date. Such Sellers' Representations and Warranties are only given by each Seller as far as it is concerned and with respect to the Sold Shares it owns.

Each of the Sellers’ Representations and Warranties is given on the basis that it will remain true and accurate in all respects up to and including Completion and each of the Sellers undertakes to forthwith disclose in writing to the Buyer any matter or thing which may arise or become known to it after the date of this Agreement and before Completion which is inconsistent with any of the Sellers’ Representations and Warranties it has given.

8.1       Authority and capacity

8.1.1    Each of the Sellers has the requisite capacity, power and authority to enter into this Agreement and any other agreement or document entered into pursuant to this Agreement and to perform the obligations to which it is bound under this Agreement and any other agreement or document entered into pursuant to this Agreement, and has obtained all necessary consents and authorizations required to be obtained by it to enter into and perform this Agreement and any other agreement or document entered into pursuant to this Agreement.

8.1.2   This Agreement, upon execution by each of the Sellers, will constitute for it valid and binding obligations, enforceable against it in accordance with its terms.

8.1.3    Each of the Sellers, as applicable, is not insolvent, nor subject to any bankruptcy, insolvency, amicable or similar proceedings under Applicable Laws

8.2       Absence of violation

The execution and the performance by each of the Sellers of this Agreement and the Transaction Documents and any other agreement entered into pursuant to this Agreement shall not constitute a violation of, or a default under, or conflict with (i) any term or provision of the articles of association (statuts) of such Seller which is a legal moral entity, (ii) any contract or debt instrument to which the concerned Seller is a party, (iii) any Order applicable to the concerned Seller or by which the concerned Seller or any of its properties and assets is bound, or (iv) any Applicable Law.

8.3      Governmental consents

The execution and the performance by each of the Seller of this Agreement the Transaction Documents and any other agreement entered into pursuant to this Agreement do not and will not require any consent, approval, authorization or order of, action by, filing with or notification to any Governmental Authority.

8.4       Ownership of the Sold Shares

8.4.1    Each of the Sellers is on the Signature Date and shall be, on the Completion Date, the sole owner of the Sold Shares it owns according to the allotment provided in Schedule C.  Each Sold Share is fully paid-up and validly issued and is free from any Encumbrances.

8.4.2    No Seller is party to any option, warrant, purchase right or other contract or commitment that requires it to sell, transfer or otherwise dispose of any capital stock of the Companies.

8.4.3    There is no dispute concerning the title of each Seller to its Sold Shares or its ability to sell the same and no other person has claimed to have title to the same or to be entitled to any interest therein. Each Seller is not engaged in any litigation, arbitration or other proceedings in any way relating to its title to the Sold Shares.  To each of the Sellers’ knowledge, there are no circumstances likely to give rise to any of the matters referred to in this paragraph 8.4.4.

8.5      Insolvency

None of the Sellers is insolvent, or subject to any bankruptcy, insolvency, amicable or similar proceedings under Applicable Laws.

ARTICLE 9.       REPRESENTATIONS AND WARRANTIES OF THE GUARANTORS WITH RESPECT TO THE COMPANIES

Subject to the terms and conditions of this Agreement, each of the Guarantors makes the Guarantors’ Representations and Warranties set forth in this Article 9 to the benefit of the Buyer, as of the Signature Date and such Guarantors’ Representations and Warranties shall remain true and correct as of the Completion Date, except for such Guarantors’ Representations and Warranties expressed to be made as of a specific date which shall only be true and correct as of such date.

Each of the Representations and Warranties is given on the basis that it will remain true and accurate in all respects up to and including Completion, and each of the Guarantors undertakes to forthwith disclose in writing to the Buyer any matter or thing which may arise or become known to the Guarantors after the date of this Agreement and before Completion which is inconsistent with any of the Representations and Warranties, in an updated version of the Disclosure Letter to be prepared in accordance with the provisions of Article 11.

9.1       The Companies – Capitalization

9.1.1    Each of the Companies is validly incorporated and registered, and validly exists in accordance with the Applicable Laws and its constitutive documents. The copies of the constitutional documents and articles of incorporation/by-Laws of the Companies contained in Exhibit 9.1.1 of the Disclosure Letter are true and complete and incorporate all amendments made or approved on or prior to the date of this Agreement.

9.1.2    Each of the Companies is not insolvent, nor subject to any bankruptcy, insolvency, amicable or similar proceedings under Applicable Laws. The Companies are able to meet their liabilities when they become due out of their available assets. The Companies are not the subject of any insolvency proceedings in any jurisdiction. No seizure or freezing order of any kind has been made in relation to any assets of the Companies by any Court or other competent authority. The Companies have not been a party to any transaction which could be set aside in liquidation or insolvency proceedings. The Companies have not made or proposed any arrangement or composition with their creditors or any class of their creditors.

9.1.3    Borisniak has a share capital divided into 9,000 shares. Borisniak has not issued any other security and notably any stock option, warrant (bon de souscription), convertible bond that gives a right to subscribe and, generally, any security which gives right via conversion, exchange, redemption or in any other manner to the allocation of part of Borisniak’s capital.  There are no outstanding authorities or unimplemented decisions or right to require Borisniak to issue any such warrants, options, bonds or other securities. The Borisniak Sold Shares shall represent on Completion Date 100% of the issued share capital and voting rights of Borisniak.

9.1.4    Eurafrique has a share capital divided into 20,800 shares. Eurafrique has not issued any other security and notably any stock option, warrant (bon de souscription), convertible bond that gives a right to subscribe and, generally, any security which gives right via conversion, exchange, redemption or in any other manner to the allocation of part of Eurafrique’s capital.  In addition, there are no outstanding authorities or unimplemented decisions or right to require Eurafrique to issue any such warrants, options, bonds or other securities. The Eurafrique Sold Shares shall represent on Completion Date 98.67% of the issued share capital and voting rights of Eurafrique.

9.1.5    Sometra has a share capital divided into 20,800 shares. Sometra has not issued any other security and notably any stock option, warrant (bon de souscription), convertible bond that gives a right to subscribe and, generally, any security which gives right via conversion, exchange, redemption or in any other manner to the allocation of part of Sometra’s capital.  There are no outstanding authorities or unimplemented decisions or right to require Sometra to issue any such warrants, options, bonds or other securities. The Sometra Sold Shares shall represent on Completion Date 98.65% of the issued share capital and voting rights of Sometra.

9.1.6    GMA has a share capital divided into 326,769 shares. GMA has not issued any other security and notably any stock option, warrant (bon de souscription), convertible bond or that gives a right to subscribe and, generally, any security which gives right via conversion, exchange, redemption or in any other manner to the allocation of part of GMA’s capital.  There are no outstanding authorities or unimplemented decisions or right to require GMA to issue any such warrants, options, bonds or other securities. The GMA Sold Shares shall represent on Completion Date 1.20% of the share capital of GMA. Borisniak shall be on Completion Date the sole owner of 317,140 shares of GMA representing 97.05% of the issued share capital and voting rights of GMA, free from any Encumbrances.

9.1.7    GMD has a share capital divided into 236,000 ordinary shares. GMD has not issued any other security and notably any stock option, warrant (bon de souscription), convertible bond or that gives a right to subscribe and, generally, any security which gives right via conversion, exchange, redemption or in any other manner to the allocation of part of GMD’s capital.  There are no outstanding authorities or unimplemented decisions or right to require GMD to issue any such warrants, options, bonds or other securities. The GMD Sold Shares shall represent on Completion Date 1.01% of the share capital of GMD. Borisniak shall be on Completion Date the sole owner of 233,596 shares of GMD representing 98.98% of the issued share capital and voting rights of GMD, free from any Encumbrances. GMD has issued 10,000 beneficiary shares (parts bénéficiaires) giving rights to dividends only as set forth in the articles of association/by-laws of GMD as disclosed in Exhibit 9.1.1 of the Disclosure Letter. The 42 beneficiary shares included in the GMD Sold Shares represent together with the beneficiary shares of GMD held by Borisniak 100% of the beneficiary shares issued by GMD.

9.1.8    No person has the right (whether exercisable now or in the future and whether contingent or not) to require the issue, sale, transfer or conversion of any share or loan capital of any of the Companies under any option or other agreement (including conversion rights and rights of pre-emption).

9.1.9    There exist no agreements, arrangements or understandings of any kind between the shareholders of any of the Companies or any Company relating to or affecting their rights as shareholders of the Companies or relating to the management of the Companies, other than the Companies’ constitutional documents of which copies are set forth in Exhibit 9.1.1 of the Disclosure Letter. Subject to the provisions of the articles of association/by-laws of the Companies, the transfer of shares in the Companies is not subject to any pre-emption right or other similar restriction or requirement.  No right to receive dividends in respect of shares in the Companies has been transferred, assigned or mortgaged.

9.1.10  All decisions made by the Companies’ corporate bodies since their creation, were validly made and are enforceable as against third parties and the Companies’ shareholders.

9.1.11  No order has been made or proceedings commenced or resolution passed for the winding up or liquidation of the Companies and no meeting has been convened for the purpose of winding up any of the Companies.

9.1.12  Except as Disclosed in Exhibit 9.1.12 of the Disclosure Letter, the Companies have no other bank or post office accounts, nor any other signing authorities in place within the Companies.

9.2      Shareholdings

Save for the ownership of shareholdings identified in Article 9.1 and the shareholdings disclosed in Section 9.2 of the Disclosure Letter, none of the Companies own any other share capital or voting right interest in any entity.

None of GMA and GMD have any outstanding obligations nor any liability (whether actual or contingent) in relation to the divestiture by GMD of its stake in Mimran Natural Resources and/or by GMA of its stake in Miminvest.

9.3       Accounts

9.3.1    The Accounts (a) have been prepared in accordance with the Companies Accounting Principles and the accounting conventions, policies, principles and practices (including methods of valuation) and all items included in them are the same as those adopted in preparing the audited accounts of each of the Companies for its three preceding accounting reference periods.  The Guarantors have delivered true, correct and complete copies of the Accounts to Buyer.  The Accounts (i) have been prepared in accordance with GAAP, and (ii) present fairly the financial condition, results of operations, statements of cash flow and changes in shareholder equity of each company, in each case as at the dates and for the relevant periods indicated in accordance with GAAP applied on a consistent basis through the periods covered thereby.

9.3.2    Each Company, except Borisniak, maintains internal controls over financial reporting that provide reasonable assurance that: (i) receipts and expenditures are made, and access to each Company’s assets are permitted only in accordance with management’s authorization; (ii) each Company’s books and records accurately and fairly reflect in reasonable detail the transactions and dispositions of the assets of such Company; (iii) the reporting of the assets of each Company is compared with existing assets at regular intervals; and (iv) transactions are recorded as necessary to permit preparation of financial statements of each Company in accordance with local GAAP and to maintain accountability for the assets of such Company.

9.3.3    Except as set forth on Section 9.3.3 of the Disclosure Letter, no Company has any liabilities of any kind whatsoever whether accrued, contingent, absolute, determined, determinable or otherwise, except as and to the extent (A) adequately reflected or reserved against in the Accounts (or described in the notes thereto), (B) set forth or reflected in the Disclosure Letter hereto, or (C) incurred in the Ordinary Course of Business consistent with past practice since the Accounts Date.

9.3.4    No Company has made or had made on its behalf any payment not reflected in the Accounts.

9.3.5    Since the Accounts Date, except as set forth on Section 9.3.5 of the Disclosure Letter, the Companies have carried on their business in the Ordinary Course of Business. In particular, none of the Companies has:

(i)       passed any resolution of either of its shareholders nor amended its bylaws or constitutional documents;

(ii)      agreed to acquire any business as a going concern;

(iii)     disposed of any of its material assets except in the Ordinary Course of Business at the full market values of the assets concerned;

(iv)     incurred any capital commitment for an amount greater than 30,000 Euros;

(v)      agreed to purchase stocks materially above prevailing market price or under materially different practice of such company prior to the Accounts Date;

(vi)     entered into any transaction or incurred any liabilities (actual or contingent) or made any payment not provided for in the Accounts except, in each case, in the Ordinary Course of Business;

(vii)    ceased to deal with any customer or supplier which, in either of the two financial periods ending on the Accounts Date, accounted for five per cent or more of (for a customer) the sales made by any of the Companies or (for a supplier) the goods or services supplied to the company;

(viii)   changed its accounting methods and practices;

(ix)     interrupted or altered the nature, scope or manner of their business;

(x)      borrowed or raised any money or taken any financial facility where the amount borrowed or capable of being borrowed exceeds € 20,000, otherwise than in accordance with financial facilities or overdrafts entered into prior to the Accounts Date;

(xi)     issued or agreed to be issued any share or loan capital or any type of securities giving access to the Companies’ capital nor granted any Encumbrance over or in respect of any of their assets;

(xii)    repaid in whole or part or has become liable to repay any loan or share capital;

(xiii)   declared made or paid any dividend or other distribution (including any payment treated as a distribution for Tax purposes) except as provided in the Accounts;

(xiv)   made any loans or waived or cancelled any debts due to them other than in the Ordinary Course of Business nor become owed any monies as a result of any one off or regular, non-trading activity or other than in the Ordinary Course of Business;

(xv)    ceased or been deemed to cease to be a member of any group or associated with any other company for the purposes of Tax; or

(xvi)   acquired from or supplied to the company assets, goods, services or business facilities (including loans, guarantees, letting, hiring or licensing of any tangible or intangible property) for a consideration which is treated for the purposes of Tax as less or greater than the actual consideration.

9.4       Assets

9.4.1    Each of the Companies has good and valid title to all assets free and clear from any Encumbrances, whether personal or real, tangible or intangible, reflected in the Accounts, subject only to purchases and disposals in the Ordinary Course of Business since the Accounts Date. All fixed assets acquired by each of the Companies since the Accounts Date (other than those subsequently disposed of in the Ordinary Course of Business) are legally owned by the concerned Company free from any Encumbrances.

9.4.2    The assets, owned or leased by each of the Companies, to which the concerned Company has a contractual right (written or oral) comprise all the assets that are necessary to carry on the business of the concerned Company in the manner in which it is presently conducted. All assets (excluding the Properties and the Intellectual Property Rights) used in connection with the business of each Company belong to the company free from any lease, rental, hire or hire purchase agreement, agreement for payment on deferred terms, conditional sale agreement or bill of sale and there are no agreements or arrangements restricting the freedom of the concerned Company to use or dispose of any of those assets as it thinks fit.

9.4.3    The Companies have not acquired or agreed to acquire any material asset on terms that property therein does not pass until full payment is made.

9.4.4    Except as, and to the extent, set forth on the Disclosure Letter, all of the buildings, structures, machinery, equipment (including vehicles), furniture and fixtures of the Companies are in reasonable operating condition and repair and of an appropriate character for use in the Ordinary Course of Business.

9.4.5    All inventory of the Companies is of a quality and quantity usable and saleable in the Ordinary Course of Business of the concerned Company and the values at which such inventories are carried on the books and records of such Company reflect accurately the normal inventory valuation policy of the Companies and are in accordance with applicable GAAP.

9.4.6    The accounts receivable of each of the Companies, as shown on the Management Accounts of the concerned Company as of the date of such Management Accounts, have arisen in the ordinary course of business, represent valid obligations owed to the concerned Company and are recorded as accounts receivable on the books of the concerned Company in accordance with the principles used for the preparation of the Management Accounts as set forth in Schedule 1.1(iv).

9.5       Real estate

To the Guarantors’ Knowledge, present use, operation, and occupancy of the Properties, complies in all material respect with all Applicable Laws and private restrictions which are applicable thereto or to the use and/or operation thereof, regarding the operations of the Companies’ businesses. None of the Companies is a party to, and, to Guarantors’ Knowledge, no Company is currently threatened with, any legal action or other proceeding before any Governmental Authority relating to or affecting the Properties or any portion thereof.  No Company has been charged with, and the Companies are not under investigation regarding, any violation of any law or administrative regulation, federal, state or local concerning the Properties.  There are no ongoing, or to Guarantors’ Knowledge, imminent, governmental investigations of any of the Companies pursuant to any Applicable Laws with respect to the Properties.  There is no condemnation, expropriation or other proceeding in eminent domain, pending or, to the Guarantors’ Knowledge, threatened, affecting any of the Properties or any portion thereof or interest therein.

There are no taxes, assessments, fees, charges or similar costs or expenses imposed by any Governmental Authority, association or other entity having jurisdiction over the Properties with respect to any portion thereof which are delinquent.  There is no pending or, to the Guarantors’ knowledge, threatened increase or special assessment or reassessment of any such matter for any of the Properties.

9.5.1     Real Estate Properties Owned

9.5.1.1   The Companies have good and marketable titles that have been duly published by the competent land and charges registry to each of the properties referred to in Section 9.5.1.1 of the Disclosure Letter (the “Real Estate Properties Owned”) (Conservation des hypothèques) or any foreign equivalent.

9.5.1.2   The Real Estate Properties Owned are free from all Encumbrances, except for Encumbrances or similar obligations resulting from the applicable town-planning regulations or that do not significantly restrict the current use of such Real Estate Properties Owned.

9.5.2     Real Estate Properties Leased

9.5.2.1   Section 9.5.2.1 of the Disclosure Letter sets forth a complete list of the Real Estate Property Leased by the Companies. Each Lease and Financial Property Lease is the binding obligation of the concerned Company that is a party thereto and enforceable in accordance with its terms.

9.5.2.2   None of the Companies has received any notification concerning the termination, modification or cancellation of a Lease or a Property Financial Lease or relating to an increase in the rent, charges or late payment interests.  No lessor of a Real Estate Property Leased may currently request the termination or cancellation of any Lease or Property Financial Lease as a result of an act or omission of the concerned Company prior to the Completion Date. There is no dispute between any Company and a landlord arising out of any of the Leases or Property Financial Leases. The Companies are up to date with payments of rent, property taxes, ancillary expenses and charges, guarantee deposits and all obligations arising under such leases.

9.5.3    None of the Companies owns, uses or occupies or has any interest in any land and/or buildings other than the Real Estate Properties Owned and the Real Estate Property Leased.

9.5.4    Neither the Guarantors nor the Companies have received any notice that the Properties are subject to any preliminary measures with a view to expropriation, requisitioning or pre-emption rights, or to any legal or administrative procedures, and are not aware of any fact event or circumstance which may result in such expropriation, requisitioning or pre-emption rights. To the Guarantors’ Knowledge there is no action for revocation, voidance, rescission or reconveyance.

9.5.5    The Properties and their use comply with any easements. To the Guarantors’ Knowledge, no violation by the relevant owner of the Properties of any easement affecting the use or the occupancy of the Properties exists and no written notice of such violation has been received by any of the Companies from any person entitled to enforce the same.

9.5.6    The buildings on the Properties and all technical, hygiene and safety equipment in relation to such buildings have been constructed and are compliant, in all material respects, with all Applicable Laws in relation to technical, hygiene and safety equipment. The Companies have complied with any order or request from the health and safety authorities to comply with any Applicable Laws.

9.6       Intellectual Property Rights – IT systems

9.6.1    All Intellectual Property Rights used by each of the Companies are either owned, or used under valid agreements, by the concerned Company. Exhibit 9.6.1 of the Disclosure Letter contains a list of all Intellectual Property Rights owned or used by the Companies with an indication of the nature of the Companies’ title to use such Intellectual Property Rights. The Intellectual Property Rights used by the Companies are valid and subsisting and the Guarantors do not know of, or of any basis for, any claim for revocation, amendment, opposition or rectification or any challenge to ownership or entitlement in respect of any of the Intellectual Property Rights (due to non-payment of renewal or other fees or for any other reason).

9.6.2    The Companies are not infringing and have never infringed the Intellectual Property Rights of any third party, and none of the Companies has received written notice of any legal proceedings, instituted against it in relation to any third party Intellectual Property Rights regarding the alleged infringement or misappropriation of any such Intellectual Property Rights by the concerned Company.

9.6.3    The Intellectual Property Rights are free of any Encumbrances and, more generally, no third party is entitled in writing to use the Intellectual Property Rights.

9.6.4    The Companies comply with the terms of any license agreement relating to the use of any Intellectual Property Right as licensee. The Companies have not granted any license or other right to third parties relating to the Intellectual Property Rights owned or used by them.

9.6.5    The Companies own or license all Intellectual Property Rights relating to products manufactured by them or on their behalf or used by them in connection with their business, in each case free from Encumbrances.

9.6.6    A list of all the agreements required to use, support, maintain and/or develop all components of the IT Systems (including all licences, development agreements, website design agreement, software maintenance and support agreements, hardware maintenance agreements, source code escrow agreements and disaster recovery agreements) is contained in Exhibit 9.6.6 of the Disclosure Letter.

9.6.7    The Companies have not breached any of their respective obligations under any of the agreements referred to in paragraph 9.6.6, those agreements all remain in full force and effect as at the date of this Agreement and no notice has been served by any person to terminate any of those agreements.

9.6.8   The Companies comply with their obligations under the Applicable data protection Laws.  In particular, it has carried out all personal data processing declarations declared to the relevant authority. To the Guarantors’ Knowledge there are no outstanding complaints, Legal Proceedings in respect of the processing of the personal data by the Companies.

9.7        Debts

9.7.1    A list of the loans and advances and credits of any form taken out by each of the Companies is set out in Section 9.7 of the Disclosure Letter (the “Loans”) with an indication of the amount borrowed, remaining due, the due date and the Encumbrances granted in order to guarantee the correct performance by the concerned Company of its obligations in this respect.

9.7.2    With the exception of the Loans, the Companies have not incurred any other loans and/or advances. The Companies are not in default under the terms of any Loans and no circumstances have arisen which could entitle a lender to the company (other than on normal overdraft facility) to call in whole or any part of the Loans or enforce any security.

9.7.3    There are no loans or other forms of Debt between the Companies and any officers, directors or employees.

9.7.4    None of the Companies has given any Guarantee in relation to any obligation for or under any agreement with any person to secure the obligation of another person, except as listed on Section 9.7 of the Disclosure Letter.

9.7.5    None of the Companies entered into any agreement for the postponement of debt (or regulating the priority of any security for debt) or for lien or set-off except as fairly shown in the Accounts.

9.7.6    The Companies have not been granted nor applied for any grant or subsidy or similar payment.

9.8      Litigation – Compliance with Laws --- Permits and licenses

9.8.1    The Companies, excluding Borisniak, have at all times conducted their business and continue to conduct their business in all material respects in accordance with all Applicable Laws of each jurisdiction in which they have an establishment or conduct any business, or are otherwise subject to the jurisdiction of a Governmental Authority. Borisniak has never had any business activity and has at all times complied in all respects with all Applicable Laws (including, without limitations, any filing or accounting requirements).

9.8.2    Neither the Companies, nor any of the Companies, the Guarantors, their family members, nor any Third Party acting on the behalf of, or at the direction of, any of the forgoing, has directly or indirectly paid, offered, given, promised to pay, or authorized or caused the payment of any money or anything of value, including, without limitation, any fees, gifts, travel expenses, entertainment or donations, to a Government Official or their family members or close associates, or any other person or entity at the suggestion, request, direction or for the benefit of any Government Official, for purposes of influencing official actions or decisions or securing any improper advantage in order to obtain or retain business for the benefit of the Companies, including, without limitation, any bribes, rebates, payoffs, influence payments, kickbacks, or other similar unlawful payments. No portion of the funds provided under this Agreement will be used directly or indirectly for any unlawful payment or transfer of anything of value to a Government Official.

9.8.3    The Companies, the Guarantors, their family members and any Third Party acting on the behalf of, or at the direction of, any of the forgoing, have not engaged in any conduct in violation of the Foreign Corrupt Practices Act or any Anti-Corruption Laws.

9.8.4    Neither the Companies, the Guarantors, their family members nor any Third Party acting on behalf of, or at the direction of, any of the forgoing (1) is or has been designated for sanctions or debarment by any Government Authority, including, but not limited to the various sanctions programs administered by the Office of Foreign Assets Control, or similar sanctions under the authority of the European Union, its Member States, or the United Nations or any agency or entity thereof (hereinafter referred to collectively as “Sanctions”); (2) is or has engaged directly or indirectly in any business or activities in violation of Sanctions, including, but not limited to, prohibitions on trade with Cuba, Iran, North Korea, Sudan, Syria, and the Crimea Region of Ukraine, and prohibitions on dealings involving the property or interests in property of persons who have been designated for Sanctions; (3) is or has engaged directly or indirectly in any business or activities in violation of any anti-money laundering Laws; or (3) is or is acting on behalf of, at the direction of, or for the benefit of, and Government Official.

9.8.5    The Companies are not in violation of any Laws regulating the import or export of items (hereinafter referred to as “Export Controls”).

9.8.6    Neither the Companies, the Guarantors, their family members nor any Third Party acting on behalf of, or at the direction of, any of the forgoing, is or has been subject to any prosecution, indictment, conviction, investigation, or allegation of any violation of Sanctions, Anti-Corruption Laws, Export Controls, or anti-money laundering laws.

9.8.7    The Guarantors shall reasonably cooperate with the Buyers in regard to any matter, dispute or controversy related to this Agreement generally or the representations contained in Articles 9.8.2-9.8.6, including, but not limited to, any investigation by a Government Authority or review, audit, or investigation conducted by Buyers or its representatives or agents. Such obligation shall continue after the Completion Date to the extent permissible under Applicable Law.

9.8.8    Except as set forth in Section 9.8.8(i) of the Disclosure Letter,  the Companies are not engaged in any Legal Proceedings and no litigation or arbitration, administrative or criminal proceedings are threatened by or against the Companies and to the Guarantors' Knowledge, there are no facts likely to give rise to any such litigation or arbitration, administrative or criminal proceedings.  The Companies have not been a party to any undertaking or assurance given to any Governmental Authority or the subject of any injunction which is still in force or any unsatisfied judgement or arbitral award.  Save as disclosed in Section 9.8.8(ii) of the Disclosure Letter, the Companies have not, during the fiscal years 2015, 2016 and 2017 until the date of this Agreement, been the subject of any investigation, enquiry or Legal Proceedings by any Governmental Authority.

9.8.9    The Companies have all material licenses, permits or other authorizations of Governmental Authorities necessary for the production and sale of its products and all other material licenses, permits or other authorizations of Governmental Authorities necessary for the conduct of the business of each Company, based on past and current operations.   A copy of all such licenses, permits or other authorizations is attached as Exhibit 9.8.9 of the Disclosure Letter.

9.9      Contracts

9.9.1    Each of the Companies is not in default nor, to the Guarantors' Knowledge, any other party thereto, and no event has occurred which, with passage of time or the giving of notice, or both, will constitute a default on the part of the Companies, in any respect under any agreement, contract, document, indenture, or other instrument to which any Company is a party or by which any Company is bound, the result of which would have a material adverse effect upon the concerned Company.

9.9.2    Each Material Contract is referenced in the Disclosure Letter and included in Exhibit 9.9.2 of the Disclosure Letter.

9.9.3    Except as set forth in Exhibit 9.9.2 of the Disclosure Letter, none of the Companies has entered into any Material Contract pursuant to which the other party has a right to terminate or renegotiate the Material Contract because of the change of Control of the concerned Company. The consummation of the Transaction will not give rise to any violation or any default or event or condition which, after notice or lapse of time or both, would constitute a default under any Material Contract

9.9.4    Each Material Contract with customers and sellers is valid and binding on the Companies in accordance with its terms and is in full force and effect.

None of the Companies nor, to the Guarantors' Knowledge, any other party thereto has provided or received any notice of an intention to terminate or modify any Material Contract.

9.9.5    Except as set forth in Section 9.9.5 of the Disclosure Letter, the Companies are not a party to any joint venture, consortium or partnership arrangement or agreement (including any limited partnership) or a member of any unincorporated association or arrangement for sharing income, profits, losses or expenses.

9.9.6    None of the Companies is party to any contract containing provisions which in any way restrict the Companies’ freedom to carry on the whole or any part of their business.

9.10    Insurance policies

9.10.1  A summary of all current insurance and indemnity policies by which each of the Companies is covered is set out in Exhibit 9.10.1 of the Disclosure Letter.

9.10.2  The policies set out in Exhibit 9.10.1 of the Disclosure Letter are taken out from reputed insurance companies contain terms and conditions, including policy limits and deductible, that are typical and customary for persons like the Companies, and are currently applicable, for which the premiums owed have been paid. No act, omission, misrepresentation or non-disclosure by or on behalf of the company has occurred which makes any of those policies voidable, nor to the Guarantors’ Knowledge have any circumstances arisen which would render any of these policies void or unenforceable for illegality or otherwise, nor has there been any breach of the terms, conditions or warranties of any of those policies which would entitle the relevant insurer to decline to pay all or any part of any claim made under those policies.

9.10.3  Details of all claims made during the period of two years preceding the date of this Agreement are set out in Exhibit 9.10.3 of the Disclosure Letter.

9.10.4  Except as set forth in Exhibit 9.10.4 of the Disclosure Letter, no claim is outstanding under the above policies.

9.11    Taxes

9.11.1  Each of the Companies has filed, or caused to be filed, within legal or regulatory deadlines and with the competent authorities, all Tax returns relating to all Taxes that it was required to file prior to the date hereof. Each one of such returns was true, complete and accurate.  All Taxes due according to such returns have been paid when due.  All appropriate accruals for the 2017 tax year are accurately provided for in the Accounts up to Completion.  None of the Companies is subject to any audit, verification, investigation or inspection by the Tax Authority.

9.11.2  Save for losses which are recognized for Tax purposes and except as disclosed in Section 9.11.2 of the Disclosure Letter, the Company pays Tax on its income profits or gains at the standard full rate applicable to all companies resident in the jurisdiction where the Company is incorporated and the Company has not paid, or made a claim (nor is it entitled to claim) to pay, Tax at a reduced rate whether by reason of the level of its income, profits or gains or otherwise.

9.11.3  Notice has been duly and properly given to the relevant Tax Authority of all claims for or (as the case may be) disclaimers of elections or surrenders in respect of relief assumed to have been made for the purposes of the Accounts and there are no claims, disclaimers, elections or surrenders the time limit for the making or doing of which expires within three months after the date of this Agreement.

9.11.4  The Companies have made all deductions and withholdings in respect of, or on account of, any Tax from any payments made by them which they are obliged or entitled to make and (to the extent required to do so) have accounted in full to the relevant Tax Authority for all amounts so deducted or withheld.

9.11.5  Each of the Companies have not, in the period of three years ending on the date of this Agreement, been party to any non-arm’s length transaction concluded with any of the Sellers.

9.11.6  Except as disclosed in Section 9.11.6 of the Disclosure Letter, none of the Companies has ever been resident outside the jurisdiction in which it is incorporated for the purposes of any Tax Law. None of the Companies have (nor have had) any branch, agent or permanent establishment outside the jurisdiction in which it is incorporated.

9.11.7  None of the Sellers obtained their Sold Shares through a bonus scheme/employee scheme or otherwise as compensation for their employment in the Companies.

9.11.8  Except as disclosure in Section 9.11.8 of the Disclosure Letter, each of the Companies have not established (nor are any of them a participant in) any bonus, share option, profit related pay or other scheme or arrangement, whether or not approved by any Tax Authority, for the benefit of its current or former officers or employees or any of them.

9.11.9  Tax Sharing Agreements.  None of the Companies (i) is a party to, is bound by, or has any obligation under, any Tax Sharing Agreement, or (ii) has any liability or obligation (for Taxes or otherwise) to any person as a result of, or pursuant to, any such Tax Sharing Agreement.

9.11.10 Except as disclosed in Section 9.11.10 of the Disclosure Letter, none of the Companies (i) is a party to, is bound by, or has any obligation under, any closing or similar agreement, Tax abatement or similar agreement or any other agreements with any Tax Authority with respect to any period for which the statute of limitations has not expired or (ii) has any liability or obligation (for Taxes or otherwise) to any Person as a result of, or pursuant to, any such agreement.

9.11.11 There are no liens for Taxes on the assets of the Companies.

9.12     Senior Employees

9.12.1  Senior Employees

9.12.1.1 Exhibit 9.12.1.1 of the Disclosure Letter lists all Senior Employees and the Company employing them, and such list indicates the names, dates of birth, salaries (including bonuses and benefits), severance payments and other termination indemnities which may apply in respect of each of them, location per site and dates of commencement of employment.

9.12.1.2 No material change has been made in the rate of remuneration or the benefits (including pension benefits) or in the other terms of engagement of any Senior Employee since the Accounts Date.

9.12.1.3 No Senior Employee has been given written notice of termination of his/her employment and nor has a Senior Employee given written notice to terminate his/her employment.

9.12.2  Disputes

9.12.2.1 There are no Legal Proceedings pending against any of the Companies by any Governmental Authority responsible for the enforcement of Laws relating to employment, hours of work or occupational safety and health.

9.12.2.2 There have been no strikes or industrial action short of strike action (official or unofficial) by any of the employees of the Companies during the period of three years immediately preceding the date of this Agreement, and no such actions are presently occurring within the Companies.

9.12.3  Except as set forth in Exhibit 9.12.3 of the Disclosure Letter, there is no claim, demand or liability outstanding or threatened against any of the Companies on the part of any person who has been or is its corporate officer or employee (or the beneficiary of any such person).

9.12.4  Within a period of one year preceding the date of this Agreement none of the Companies has:

(i)  implemented collective redundancy program with respect to their employees;

(ii) been a party to any transfer of business as a going concern nor any outsourcing measures; or

(iii) been a party to any agreement or arrangement with and entered into consultations or negotiations with any trade union or employee representative which is or are not required by Law or by the applicable collective bargaining agreement.

9.12.5  Except as set forth in Exhibit 9.12.5 of the Disclosure Letter, there is no customary practice, unilateral undertaking, plan, scheme and commitment within the Companies.

9.12.6  The Companies have at all times complied in all material respects with all applicable employment Laws and in particular, but without limitation, those concerning the appointment, meetings and functions of employees representatives (center works council, works council, safety and health council, etc) and or trade union organisations (notably their statutory obligations to inform and consult appropriate representatives and to negotiate with union representatives as required by Applicable Law), those relating to health and safety at work, those relating to remuneration, working time regulations (including overtime and work on Sundays), fixed-term (including recourse to), part-time or temporary contracts, training programs, benefits, seniority agreement and short-time and unemployment.

9.12.7  The Companies have proceeded with all required registration with the competent authorities as regard collective agreement or any profit sharing scheme and such schemes complied in all material respects with relevant Applicable Laws and benefit from any relevant tax and social security exemption or advantages.

9.12.8  Save as required by the Applicable Laws, the applicable collective bargaining agreement and except as set forth in Section 9.12.8 of the Disclosure Letter, none of the Companies are not under any liability or obligation or party to any ex-gratia arrangements or promise to pay pensions, gratuities, retirement benefits, medical benefits post retirement or the like to any of their employees or former employees nor are they under any liability (actual or contingent) to pay or secure (other than by payment of employers’ contributions under social security legislation), any pension or other benefit on retirement, death or disability or on the attainment of a specified age or on the completion of a specified number of years of service. No change has been made to the existing insurance, pension or providence companies in the year preceding the date of this Agreement.

9.12.9  The Companies have paid all contributions (meaning any mandatory or voluntary social security charges, contributions, unemployment insurance, health insurance and retirement contribution schemes under Applicable Laws) payable and due for any salary, remuneration in kind, bonus, or under any retirement and benefit plans, and have complied with Applicable Laws in this regard in all material respects.

9.13    Relationship with the Sellers

At the Completion Date there will not be any outstanding indebtedness, Debt or other liability (actual or contingent) owing by any of the Companies to the Guarantors or any related persons of the Guarantors as referred to in the Sellers' Group definition, any director or officer of any of the Companies, nor will there any indebtedness, Debt or other liability (actual or contingent) owing to the Companies by any such person. To the Guarantors' Knowledge, there will not be any outstanding indebtedness, Debt or other liability (actual or contingent) owing by any of the Companies to the other Sellers, or any member of such Sellers' Group, nor will there be any indebtedness, Debt or other liability (actual or contingent) owing to the Companies by any such person.

9.14    Defective products

9.14.1  The Companies have not sold or supplied products or services which are, or were, or will become, in any material respect faulty or defective or which do not comply in any material respect with any warranties or representations expressed or implied made by any of the Companies or with all applicable regulations, standards and requirements in respect thereof.

9.14.2  There is no claim in respect of Product Liability outstanding or threatened against any of the Companies in relation to their business and to the Guarantors’ Knowledge, there are no circumstances which are likely to give rise to any such claim.  For this purpose “Product Liability” means a liability arising out of death, personal injury or damage to property caused by a defective product or defective services sold, supplied or provided by the Companies in the course of their business on or during the twenty (20) year period preceding the date of this Agreement.

9.15    Environment

9.15.1  The Companies comply and have at all times complied in all material respect with all Applicable environmental Laws.

9.15.2  No environmental claim is pending or has been made or, to the Guarantors’ Knowledge, threatened against the Companies or any of its present corporate officers or senior employees in their capacity as such or any occupier of any property at any time owned or leased by the Companies.

9.15.3  Except as set forth in Section 9.15.3 of the Disclosure Letter, The Guarantors and the Companies are not aware of the performance of any environmental audit by any relevant Governmental Authority concerning the Properties.

9.15.4  No hazardous material has been deposited, disposed of, kept, treated, imported, exported, transported, processed, manufactured, used, collected, sorted or produced at any time, or is present in the Environment (whether or not on property owned, leased, occupied or controlled by any Company) in circumstances which could result in any claim against the Companies or which would entitle any relevant

Governmental Authority to bring any claim against any of the Companies or which would have a material adverse effect on the use or value of any Property.

9.16    Other

No representation or warranty by Guarantors in this Agreement or any Schedules to this Agreement contains, or will contain as of Completion, any untrue statement of a material fact, or omits to state a material fact, necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. The Guarantors have not made any untrue statement of material fact or omitted to state a material fact necessary to prevent the statements made herein misleading.

ARTICLE 10.       NO OTHER REPRESENTATIONS OR WARRANTIES

10.1     Except for the Sellers’ Representations and Warranties and the Guarantors’ Representations and Warranties, neither the Sellers (including for avoidance of doubt the Guarantors), nor their Affiliates, nor any other person makes any other express or implied representation or warranty with respect to the Companies or the Transaction.

10.2     Except for the Sellers’ Representation and Warranties and the Guarantors’ Representations and Warranties, the Sellers (including for avoidance of doubt the Guarantors) and the Guarantors make no representation or warranty as to the accuracy or completeness of any projections, forecast, estimates, business plans, budgets made, communicated, or furnished (orally or in writing) to the Buyer or its Affiliates or Representatives by any of the Sellers (including for the avoidance of doubt the Guarantors), the Companies or their Representatives.

ARTICLE 11.          DISCLOSURES

11.1     Notwithstanding any other provision to the contrary in this Agreement, the Sellers’ Representations and Warranties and Guarantors’ Representations and Warranties are expressly made to the Buyer subject to any fact, matter or circumstance Disclosed in (i) this Agreement, including its Schedules, (ii) the Accounts, and (iii) the Disclosure Letter, consequently, the Sellers (including for avoidance of doubt the Guarantors) shall have no liability for any breach of any such Sellers’ Representations and Warranties and Guarantors’ Representations and Warranties and no claim for indemnification shall be brought against the Sellers (including for avoidance of doubt the Guarantors) by the Buyer on the basis of facts, matters or circumstances which are Disclosed therein (the “Disclosures”). Each of the Sellers (including for avoidance of doubt the Guarantors) undertakes to (i) inform the Buyer as soon as reasonably practicable of any fact, event or circumstance of which it may become aware between the date of the Agreement and the Completion Date, which may constitute a breach of any of its Sellers’ Representations and Warranties and/or, for the Guarantors for any of the Guarantors’ Representations and Warranties, and (ii) keep the Buyer informed of any material development in relation to such fact, event or circumstance. If applicable, the Guarantors shall deliver to the Buyer at Completion an updated version of the Disclosure Letter.

11.2     The Buyer acknowledges and agrees that notwithstanding that the matters set out in the Schedules hereto are disclosed against the particular Sellers’ Representations and Warranties and Guarantors’ Representations and Warranties against which they are referenced, such specific Disclosures have, for convenience, been set out against those numbered clauses of the Sellers’ Representations and Warranties and Guarantors’ Representations and Warranties to which they most obviously related. Any such specific Disclosure nevertheless shall apply to all Sellers’ Representations and Warranties and Guarantors’ Representations and Warranties to which it is or may be reasonably related and shall constitute Disclosure for the purposes of any Representations and Warranties.

ARTICLE 12.           INDEMNIFICATION OF THE BUYER AND THE COMPANIES

12.1     Indemnification Principles

12.1.1    Subject to and in accordance with the conditions and limits specified hereunder:

(i)      Each of the Sellers undertakes to indemnify the Buyer for any Loss incurred by the Buyer and/or the Companies which arise out of, or relate to, any of each Sellers’ Representations and Warranties given by the concerned Seller and Guarantor being false, inaccurate or misleading;

(ii)     the Guarantors undertake to indemnify the Buyer for any Loss incurred by the Buyer and/or the Companies which arise out of, or relate to, any of the Guarantors’ Representations and Warranties being false, inaccurate or misleading;

provided that the facts, matters or circumstance giving rise to the Loss have their origin before the Completion Date.

12.1.2  In the event that, within the framework of any claim in Tax matters against any of the Companies, the Guarantors were to choose to solicit a respite of payment (sursis au paiement) of any sums claimed by the authorities concerned, the Buyer shall not be entitled to counter such respite.

12.1.3  To be validly made, any Claim shall be made in accordance with the provisions of this Agreement.

For the avoidance of doubt, the determination of a Loss excludes:

(i)      a loss of an opportunity (perte de chance),

(ii)     the application of any multiple to any accounting value or other valuation methodology which may be implicit in the Purchase Price, and

(iii)    any indirect loss and/or unpredictable (imprévisible) loss, provided, however, including any Taxes arising from the payment for the indemnification of such Loss.

12.1.4  The Sellers or the Guarantors shall not be liable under this Article 12 in respect of any liability which is contingent unless and until such contingent liability becomes an actual liability.

12.1.5  The Guarantors shall not be liable under this ARTICLE 12 in respect of any Loss incurred by any Company if it is no longer Controlled by the Buyer.

12.1.6  The Guarantors’ obligations pursuant to this ARTICLE 12 shall automatically terminate in case of a change of Control of the Buyer, except for a change of Control at the level of Seaboard.

12.2     Specific Indemnities

12.2.1  The Guarantors undertake to indemnify the Buyer for any Loss incurred by the Buyer and/or any of the Companies which arise out of, or relate to, any of the items set forth in Schedule 12.2.1 (the "Specific Indemnity Items").

12.2.2  It is expressly agreed that (i) none of the Disclosures shall be effective in relation to any of the Specific Indemnities and (ii) the de minimis and deductible set forth in Articles 12.3.2(v) and 12.3.2(vi) shall not apply to claims under this Article 12.2.

12.3     Determination of the Indemnity amount

The indemnity amount payable by the Sellers or the Guarantors to the Buyer (the “Indemnity”) in respect of a Loss shall be equal to the amount of such Loss, calculated as specified in Article 12.3.1 hereunder, subject to the restrictions and exclusions set forth in Article 12.3.2 hereunder.

12.3.1  In calculating the amount of the Indemnity, the following shall be deducted from the Loss:

(i)      the amount of any provision or reserve booked in the Accounts in connection with the specific fact matter or circumstance giving rise to such Loss;

(ii)     the amount of any insurance proceeds or any other third-party indemnification covering such Loss and which is received by the Buyer or the concerned company, net of taxes on such recovery;

(iii)    the amount equal to any Tax benefit (including a tax reduction or an increase of carried back or forward Tax losses) actually realized and attributable to the fact, matter or circumstance giving rise to such Loss and which benefits to the Buyer or the concerned Company; and

(iv)    any amount that has been already been taken into account in the determination of the Purchase Price.

12.3.2   Restrictions and exclusions

(i)        The Loss shall have been actually suffered or incurred by the Companies or the Buyer. If the Loss involves a payment, the Loss shall only be indemnifiable once the disbursement has occurred, and further to justification of such disbursement;

(ii)       The consequences from any Tax reassessment whose effect would merely be a shift of Tax from a fiscal year to another, or that would give rise to a Tax credit or to a right to a deduction or charge, will be within the scope of the Indemnity under Article 12 only to the extent of any penalties or late payment interest incurred by the concerned company; any increased liability to value added tax will not be taken into account where such value added tax can be deducted or recovered from third parties;

(iii)      The Buyer shall not be entitled to make any Claim in respect of any Loss or any part thereof, and shall not be indemnified in respect of any such Loss or any part thereof, arising from or caused by the passing of, or any change (even with a retroactive effect) in, any Law (including the accounting principles) or administrative practice after the Signature Date, including (without prejudice to the generality of the foregoing) any increase in the Tax rates, any imposition of Tax or any withdrawal of Tax relief.

(iv)      If the same facts, matters or circumstances give rise to the inaccuracy of more than one of the Sellers’ Representations and Warranties or Guarantors’ Representations and Warranties, such facts, matters or circumstances shall give rise to a full single indemnification. The Buyer shall not be entitled to recover from the Guarantors under this Agreement or otherwise, more than once in respect of the same Loss, and accordingly the Sellers or the Guarantors shall not be liable under this Agreement if and to the extent that the Loss is or has been or may be recovered under any ground other than under this Agreement.

(v)       De minimis: Subject to the provisions of Article 12.2.2 and Article 12.3.3, the Guarantors shall not be liable under Article 12 for any single Loss which is less than EUR seventy-five thousand (EUR 75,000), provided that series of claims directly related to the same fact or event shall be taken into account collectively and not individually.

(vi)      Deductible (franchise): Subject to the provisions of Article 12.2.2 and Article 12.3.3, the Guarantors shall not be liable under this Agreement in respect of any Claim unless and to the extent that the aggregate amount for which the Sellers or the Guarantor would be liable under this Agreement in respect of all Claims (not including, for the avoidance of doubt, those Claims the amount of which does not reach the above de minimis) exceeds EUR one million five hundred thousand (EUR 1,500,000), in which event only such aggregate amount in excess of such deductible may be indemnified by the Guarantor.

(vii)     Cap: Subject to the following, the aggregate amount of the Indemnities for which the Guarantors could be liable pursuant to this Article 12 shall not exceed an amount equal to:

•          EUR forty-five million (EUR 45,000,000) as regards Claims relating to any of the Guarantors’ Representations and Warranties other than (i) those set forth in Article 9.11 and/or (ii) any of the Specific Indemnities;

•          EUR sixty million (EUR 60,000,000) as regards Claims relating to any of the Guarantors’ Representations and Warranties set forth in Article 9.11 and/or any of the Specific Indemnities provided that such cap shall not be cumulative with the cap set forth above, i.e.: if the total amount of the Indemnities (including any Indemnities payable in respect of any Specific Indemnity items pursuant to Article 12.2) payble by the Guarantors reach 45,000,000 Euros, the Buyer shall be entitled to make a Claim only with respect to the Specific Indemnities and up to an amount of Specific Indemnities of 15,000,000 Euros;

(viii)    The amount of the Loss suffered by a Company shall be calculated pro rata to the amount of the Company’s shareholding owned, directly or indirectly, by the Buyer in the said Company’s capital (to the extent such shareholding does not exceed the shareholding sold by the Sellers to the Buyer pursuant to the Transaction).

12.3.3  For the avoidance of doubt, none of the limitations set forth in this Article 12 shall apply in case of (i) fraud or willful misconduct of the Guarantors vis-à-vis the Buyer in connection with the Transaction, or (ii) breach or inaccuracy of any of the Sellers’ Representations and Warranties.

12.3.4  If any of the elements identified under Article 12.2 that are used to compute the amount of Losses is finally determined or known after that the Sellers or the Guarantors made a payment under their indemnification obligation pursuant to this Agreement, the Buyer shall pay or cause that the relevant company pays to the Sellers or the Guarantors an amount that shall be equal to the difference between the amount paid by the Sellers or the Guarantors and the amount that should have been paid, should such elements have been known at the date of such payment by the Sellers or the Guarantors. Such re-payment shall occur within a fifteen (15) Business Days period following the date on which such elements are finally determined or known.

12.4     Qualification

Notwithstanding the use of the term “indemnification” herein with respect to the Sellers or Guarantors’ obligations under this Article 12, the Parties hereby agree that the Indemnity paid by the Sellers or the Guarantors under this Article 12 shall be deemed to constitute a reduction to the Purchase Price and agree to treat any such payment as such for all tax, accounting and financial reporting purposes, being specified that the Parties expressly waive any rights, remedies or actions they may have to use such provision to challenge the validity of the transaction contemplated hereby on the basis of non-determination of the Purchase Price.

12.5     Implementation of the Indemnity obligation

12.5.1   Claim – Claim Notice

If the Buyer or a Company becomes aware of any fact, matter or circumstance that may give rise to a claim against the Sellers or the Guarantors under Article 12 (the “Claim”), notice of that fact, matter or circumstance shall be given to the Sellers or the Guarantors as soon as possible, and in any event within twenty (20) Business Days at the latest or, unless the circumstances warrant a shorter prior notice, immediately after the Buyer or the company became aware of such fact, matter or circumstance (the “Claim Notice”), provided that the Buyer’s failure to notify the Sellers or the Guarantors within such time limit will not relieve the Sellers nor the Guarantors of any liability it may have to the Buyer unless and only to the extent that such failure to notify results in the Sellers’ or the Guarantors’ liability to the Buyer being increased.

The Claim Notice must specify in reasonable detail (i) the Representations and Warranties  or covenant or agreement which are alleged to have been false, inaccurate, or misleading or breached, (ii) the fact, matter or circumstance which gives rise to the Claim, (iii) the nature of the alleged Loss and (iv) the amount claimed in respect thereof setting forth the Buyer’s calculation of the alleged Loss (such amount shall be provided as soon as it is determined if not known at the time of the Claim Notice).

Any claim for indemnification pursuant to Article 12 notified by the Buyer shall be deemed to have been irrevocably accepted without qualification or reserve by the Sellers/Guarantors unless, within thirty (30) Business Days of receiving the Buyer’s notice, the Sellers have given written notice to the Buyer that they contest the claim, such notice containing in reasonable detail an explanation of the basis upon which the Sellers/Guarantors’ contestation is based and being accompanied by copies of any documentation upon which the Sellers/Guarantors’ contestation is based. In such a case, the Sellers/Guarantors and the Buyer shall attempt in good faith to reach an agreement with respect to the validity of such Claim and the amount of the corresponding Loss or indemnification. If no such agreement can be reached after good faith negotiations within a period of thirty (30) Business Days following the receipt by the Buyer of the written objection of the Sellers/Guarantors relating to the relevant Claim Notice, then the dispute shall be settled in accordance with the provisions of Article 25 (Governing Law and Disputes).

12.5.2   Third Party Claim

If the Claim originates from a claim by a Third Party (the “Third Party Claim”), then:

(i)      no admission of liability (whether express or implied, including by way of inaction to make counterclaims or make any appeal or use any recourse) shall be made by or on behalf of the Buyer or any of the Companies, and the claim shall not be disposed of or settled without the prior written consent of the Sellers or the Guarantors (such consent not to be unreasonably withheld or delayed);

(ii)    provided that the Third Party Claim (i) relates to a matter which would entitle the Buyer to make a Claim in relation to a breach of Article 9.11 and/or under Article 12.2, and/or (ii) was initiated by a Governmental Authority in Senegal, Ivory Coast or Monaco (as the case may be), the Guarantors may elect to conduct the defense of the Third Party Claim; provided further that in the event that at any point in time (including after the Sellers have issued a Take Over notice as provided in (iv) below), the Third Party Claim involves application of Anti-Corruption Laws, the Take over Notice shall be deemed to have been cancelled and the Sellers shall no longer be entitled to conduct the defense of the Third Party Claim;

(iii)    if the Sellers or the Guarantors have not elected to conduct the defense of the Third Party Claim in accordance with paragraph (iv) below, the Buyer shall conduct, and shall procure that the concerned Company conducts, the defense of the Third Party Claim diligently and in good faith using all means and defenses available to it. Upon the Sellers or Guarantors’ request, the Buyer shall give, and shall procure that the relevant Company gives, to the Sellers or the Guarantors and their advisers the opportunity to comment with respect to the defense of the Third Party Claim and shall act in accordance with the Sellers or Guarantors’ reasonable requests with respect to the conduct of the defense of the claim;

(iv)    provided that the conditions set forth in (ii) above are met, at the option and upon notice (a “Take Over Notice”) of the Guarantors, the Buyer shall permit the Guarantors to assume the defense of any Third Party Claim and any litigation or proceeding resulting therefrom notably by causing the relevant Company to retain lawyers and other professional advisers and act as per the Sellers or Guarantors’ instructions as far as the defense of such Third Party Claim is concerned, and to take such action as the Guarantors’ shall deem reasonably necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest such claim or liability (including, without limitation, making counterclaims or other claims against third party), provided that the Buyer may participate in such defense at the Buyer’s expense by being given the opportunity to comment with respect to the defense of the Third Party Claim.

The Parties agree that a Take Over Notice shall not be effective unless at the time of giving it Guarantors admit liability to indemnify the Buyer hereunder with respect to the Third Party Claim (subject always to the terms and conditions of this Agreement). For avoidance of doubt, the acceptance by the Guarantors of their liability to indemnify the Buyer in respect of a Third Party Claim shall not include acceptance of the Third Party Claim.

(v)     The Party which assumes the defense of any Third Party Claim shall:

(a)          permit the other Party’s Representative and his/its advisers timely and reasonable access during normal office hours to relevant employees, premises, documents and records (including the right to take copies (subject, as regards the Sellers/Guarantors, to signature of appropriate confidentiality agreements) at such Party’s expense of such documents and records) for the purposes of investigating the Third Party Claim and enabling the other Party to take any action permitted by this Article 12;

(b)         keep the other Party promptly and effectively informed of all material developments in relation to the Third Party Claim and consult with the other Party’s Representative concerning any material decisions required or proposed to be made in relation to the Third Party Claim, and take into account the other Party’s Representative’s comments and observations in relation to the conduct of the Third Party Claim to the extent possible having regard to the corporate interest (intérêt social) of the Companies and/or the Buyer; and

(c)         act effectively, in a timely manner and in defending the Third Party Claim.

12.6     Inspection Rights

Upon the Sellers or Guarantors’ reasonable request, the Buyer shall allow, and shall procure that the relevant company allows, the Sellers or the Guarantors and their accountants and professional advisers to investigate the fact, matter or circumstance alleged to give rise to a Claim hereunder and whether and to what extent any amount is payable in respect of such Claim, and the Buyer shall give, and shall procure that the relevant company gives, all such information and assistance, including reasonable access to premises and personnel during normal business hours, and the right to examine and copy or photograph any assets, accounts, documents and records, as the Sellers or the Guarantors or their accountants or professional advisers may reasonably request, all at the sole cost and expense of Sellers and/or Guarantors. The Sellers and the Guarantors agree to keep all such information confidential and only to use it for the purpose of the Claim.

The Guarantors and the Buyer agree to provide to the other all such information and documents (other than those which are the subject of attorney-client or other applicable privilege) as are within their possession and control and that of their respective Affiliates and as are relevant to each Claim with a view to using their respective reasonable efforts to achieve a mutually satisfactory resolution thereof.

12.7     Indemnity payment

The Indemnity shall be paid in full by the Sellers or the Guarantors to the Buyer within thirty (30) days following the date when the amount of the Indemnity shall have been finally determined pursuant to either an amicable settlement between the Buyer and the Sellers or the Guarantors or a definitive award pronounced in accordance with Article 25. For avoidance of doubt, the Indemniy shall be paid net of any withholdings taxes imposed to the Sellers or the Guarantors in respect of the payment of the Indemnity and to be paid by them.

If the Sellers or the Guarantors pays an amount in discharge of any Claim under this Agreement and the Buyer or the concerned Company subsequently recovers (whether by payment, discount, credit, relief or otherwise) from a third party an amount in respect of the same Loss (including, for the avoidance of doubt, insurance receipt), the Buyer shall promptly pay on behalf of itself or of the concerned Company, as the case may be, to the Sellers or the Guarantors the amount so recovered (up to the amount previously paid by the Sellers or the Guarantors to the Buyer).

12.8     Duration of the liability of the Sellers and the Guarantors

The Sellers (including for avoidance of doubt the Guarantors) shall not be liable under Article 12 in respect of any Claim unless such Claim is notified in writing by the Buyer to the Sellers’ Representative (including for avoidance of doubt the Guarantors):

(i)        in the case of a claim resulting from the inaccuracy of the Sellers’ Representations and Warranties, at the latest thirty (30) Business Days following the expiration of the statutory limitation period;

(ii)       in the case of a claim resulting from the inaccuracy of the Guarantors’ Representations and Warranties contained in Article 9.11, at the latest on January 31, 2021;

(iii)      in the case of a claim resulting from the inaccuracy of the Guarantors’ Representations and Warranties contained in Articles 9.8.2 to 9.8.6 and/or in the case of a claim under Article 12.2.1 (except for claim under Article 12.2.1(vi)), at the latest thirty (30) Business Days following the expiration of the applicable statutory limitation period;

(iv)      in the case of a claim under Article 12.2.1(vi), at the latest December 31, 2025; and

(v)       in all other cases, no later than 24 months as from the Completion Date;

provided that any Claim shall (if it has not been previously satisfied, settled or withdrawn) be deemed to be withdrawn twelve (12) months after the date on which the Claim Notice was notified to the concerned Sellers or the Guarantors unless Legal Proceedings in respect of it (i) have been commenced by being issued and served and (ii) are being pursued with reasonable diligence.

12.9     Mitigation of Loss

The Buyer shall take and shall procure that the concerned Company takes all reasonable steps and gives all reasonable assistance to avoid or mitigate any Loss which in the absence of mitigation might give rise to a liability in respect of any Claim (e.g., initiating a claim under any applicable insurance policy).

12.10   Exclusivity of Remedy

The indemnification provided for under this ARTICLE 12 shall be the exclusive remedy of the Buyer against the Sellers and the Guarantors in respect of any breach of the Representations and Warranties. To the fullest extent permitted by Applicable Law, the Buyer hereby waives the benefit of any warranties generally available to purchasers under applicable Law and any other claims, causes of actions or other rights it may have, including any rights to the rescission (nullité) and the only such remedy of the Buyer shall be damages for breach of this Agreement.  Nothing in this clause shall limit the Buyer’s right to seek and obtain indemnification on account of the Sellers’ fraudulent or criminal acts or omissions, or intentional misconduct.

ARTICLE 13.          OTHER COVENANTS AND COOPERATION

13.1     Access to information and records after Completion

In the event that the Sellers or any members of the Sellers’ group is subject to any investigation by or demand from authorities (whether governmental or otherwise, whether relating to Tax matters or otherwise) or involved in any claim or proceedings related to their ownership of the Companies, the Buyer shall, at the reasonable request of the Sellers or such members of the Sellers’ group and at their sole cost and expenses grant access to the Sellers or such members of the Sellers’ group, and shall procure that the Companies grant access to the Sellers or such members of the Sellers’ group to, and solely to the extent required for the purposes of such investigation or demand from authorities, provide copies of, their respective books and records for periods prior to and including the Completion, provided however that any such access shall be granted during normal business hours, shall not unreasonably interfere with the operations of the Companies as may be then conducted.

13.2     Directors of the Companies

The Buyer shall not, and shall cause the Companies not to, claim against any former or current director or member of any management board of the Companies, who is also Guarantor or Seller (including those resigning on the Completion Date) with respect to any management decisions adopted by the Companies prior to the Completion Date or otherwise seek the liability of any such director or member of any management board in that respect and, to the extent any such claim is made or liability is sought, shall indemnify and hold harmless any such director or member of any management board harmless against the consequences of any such claim or liability.

The Buyer shall procure that the corporate formalities relating to the resignations referred to in Article 7.2.1(i) be carried out as soon as reasonably practicable after the Completion Date.

The former and current directors or members of any management or supervisory board of the Companies are expressly intended as third party beneficiaries of this provision of the Agreement.

13.3     Assignment of non-disclosure agreements

The Sellers shall cause a Seller or its agents, shareholders, Affiliates, or representatives to assign and transfer to the Buyer, all of the Sellers’ rights in, under, and to all benefits and privileges accruing to the Sellers under any non-disclosure agreement (or similar agreement) entered into by the Sellers in relation to the Transaction contemplated herein with any potential buyer or any of its advisors or finance provider, to the extent such non-disclosure agreement or similar agreement is assignable in accordance with its terms and conditions.

13.4     Litigation with Senalia

The Guarantors shall assist the Buyer and the Companies with a view to attempting to settle the existing Legal Proceedings with Senalia and obtaining confirmation of the validity of the option of Eurafrique to acquire shares in SICA SPR for one (1.00) Euro. For avoidance of doubt, the Buyer acknowledges that this matter is subject to a Legal Proceeding and there is no certainty whatsoever that any settlement, including as described above, may be achieved.

13.5     Transfer pricing documentation for GMD and GMA

The Guarantors shall cause GMA and GMD, as from the date of execution of this Agreement, to initiate before Completion, the preparation of appropriate transfer pricing documentation as required by Applicable Laws. To the extent that such appropriate transfer pricing documentation has not been finalized prior to Completion, the Guarantors shall, following Completion, continue to assist the Buyer, GMD and GMA in order to finalize such documentation as soon as reasonably practicable.

13.6     Use of Groupe Mimran trademarks

The Guarantors, acting in their own name and on behalf of any of their Affiliates, hereby expressly authorize the Companies to use strictly in the course of their business the trademarks and logo “GROUPE MIMRAN”, registered with AIPO under number n° 3201401099 and 3201401100, for no additional consideration, and for a duration of twenty-four (24) months following Completion.

13.7    Further Assurances

Each of the Parties shall, at its own cost, execute or, so far as is within its power, procure that any relevant third Party shall execute all such documents and/or do or, so far as each is able, procure the doing of such reasonable acts and things as the other Parties shall after Completion reasonably require in order to give effect to this Agreement and any documents entered into under it and to give to the Buyer the full benefit of all the provisions of this Agreement.

13.8     Breach of Agreement Covenants

Each of the Sellers shall indemnify the Buyer and the Companies for any Loss incurred by the Buyer which arises out of, or relates to, a breach of any of its the covenants from this ARTICLE 13 (for avoidance of doubt, this shall not apply to a breach of the Sellers' Representations and Warranties or a breach of the Guarantors' Representations and Warranties for which article 12 shall apply exclusively). The Buyer shall indemnify the Sellers for any Loss incurred by the Sellers which arises out of, or relates to, a breach of any of its covenants from this Agreement.

ARTICLE 14.        SECURITY FOR THE SELLERS’ AND GUARANTORS’ OBLIGATIONS

14.1     Set-off

Until payment of the principal amount of the Deferred Payment has become due pursuant to Article 3.4.1, the Buyer shall be entitled to (i) suspend payment of the Deferred Payment and (ii) upon any amount payable by the Sellers to the Buyer pursuant to this Agreement becoming due and payable (certain, liquide et exigible), to set-off such amount against any part of the Purchase Price which has become due and payable (certain, liquide et exigible) by the Buyer to the Sellers.

14.2     In the event that, as at the date on which the principal amount of the Deferred Payment becomes due pursuant to Article 3.4.1, Claims remain pending and have not yet been finally settled, the Buyer shall deduct from the Deferred Payment an amount equal to the aggregate amount of all pending Claims, and shall pay such amount onto an escrow account with the Escrow Agent, as security for the payment of such pending Claims. The Buyer and those of the Sellers who are party to such pending Claims shall then execute an escrow agreement in the form attached as Schedule 14.2.

ARTICLE 15.          SELLERS’ REPRESENTATIVE

15.1     Appointment of the Sellers’ Representative

The Sellers and the Guarantors hereby appoint and empower JCM, who accepts such appointment, as agent (mandataire) of the Sellers and of the Guarantors (the “Sellers’ Representative”) to act individually, under and in connection with this Agreement, in the name and on behalf of each Seller or Guarantor, including to negotiate and agree the terms of any amendment thereof and to execute such amendment. This mandate is granted to the Sellers’ Representative free of charge and irrevocably, in the joint interest (intérêt commun) of the Parties with a view to ensuring that this Agreement is duly performed for its duration.

15.2     Role of the Sellers’ Representative

Only the Sellers’ Representative shall be entitled to make any request, election, proposal or consent to be made on behalf of the Sellers or the Guarantors to the Buyer. The Buyer is thus entitled at its sole discretion to only take into account notices, including requests, elections, proposal or consent issued by the Sellers Representative in accordance with Articles 3 and 12 of this Agreement and any the service of any notice or other communication from the Sellers Representative to the Buyer shall be irrevocably binding on each of the Sellers or the Guarantors.

The Sellers Representative shall be the only valid recipient of any and all notices served by the Buyer or other communication made by the Buyer in connection with this Agreement for and on behalf of the Sellers or the Guarantors. The service of any notice or other communication on the Sellers’ Representative shall be deemed to have been made simultaneously to or by each of the Sellers or the Guarantors and shall constitute valid service thereof.

15.3     Should JCM be unable to perform his obligations as Sellers’ Representative for any reason whatsoever, he shall be automatically replaced by Mr. David Mimran, which is already accepted and acknowledged by the other Sellers and the Guarantors without any additional formality or conformation of appointment. Mr David Mimran shall notify the Buyer of such replacement and shall act as Sellers’ Representative in accordance with this Article 15.

For the avoidance of doubt, the Buyer shall not be bound or deemed to be bound by any separate agreement or arrangement between the Sellers to which the Buyer is not a party.

ARTICLE 16.           SEABOARD GUARANTEE

Seaboard hereby guarantees the performance by the Buyer of its obligations under this Agrement and shall therefore be jointly (solidairement) liable of the Buyer vis-à-vis the Sellers in case of a breach by the Buyer of such obligations, including but not limited to the obligations referred to in Articles 3.2  (Initial Purchase Price), 3.4  (Deferred Payment), 3.5  (Earn Out) and 3.6.

ARTICLE 17.           RESTRICTIVE COVENANTS

17.1     In order to protect the value of the Sold Shares and the Business Information:

Each of the Guarantors and Mr. David Mimran covenants with the Buyer that without the prior consent in writing of the Buyer (which consent shall not be unreasonably withheld) he shall not directly or indirectly, whether himself, or by his agents and whether on its own behalf or on behalf of any other person, firm or company or otherwise, for the period of three (3) years from the Completion Date:

17.1.1  directly or indirectly carry on, be employed or otherwise engaged, concerned or interested in any capacity (whether or not for reward) in, provide any technical, commercial or professional advice to, invest in, acquire more than 1% interest in, or in any way assist any business which is or is about to be involved in the Restricted Business; this shall not apply to marketable securities investment or acquisition.

17.1.2  in relation to the Restricted Business, solicit or canvass, accept orders from or otherwise deal with any person who:

-     was a customer of the Companies at any time during the twenty four (24) months prior to the Completion Date; or

-     at the Completion Date was in the process of negotiating or contemplating doing business with the Companies;

and with whom such Seller had personal dealings in the course of the Companies’ business;

17.1.3  solicit or entice away or attempt to solicit or entice away from the Companies any corporate officer or senior manager employed or otherwise engaged by the Companies on the Completion Date other than (i) except for Mr. N’Diaye, (ii) for positions in businesses which do not compete with the Restricted Business (nor plan, with the assistance of any such non-executives, to so compete) and (iii) by placement of routine, non-targeted employment, advertisements in local and national media;

17.1.4  other than Mr. N’Diaye, employ directly or indirectly any corporate officer, manager or senior employee of the Companies employed or otherwise engaged by the on the Completion Date, whether or not that person would commit any breach of any employment contract by leaving the employment of the Companies; or

17.1.5  other than Mr. N’Diaye, employ or otherwise engage any person who at the Completion Date or during the preceding twelve months was employed or otherwise engaged by the Companies and who as a result is or is reasonably likely to be in possession of any Business Information.

17.2     Each of the Guarantors and Mr. David Mimran covenants with the Buyer that it shall not directly or indirectly:

17.2.1  (subject to Article 17.3) in the course of carrying on any trade or business, claim, represent or otherwise indicate any ongoing association with the Companies or, for the purpose of obtaining or retaining any business or custom which may compete with the Companies’ business, claim, represent the company; or

17.2.2  interfere or seek to interfere with, or with the continuance of, the supply of goods or services to or by the Companies (or the terms of any such supply); or

17.2.3  (subject to Article 17.3) without the consent of the Companies or the Buyer use, whether on its own behalf or on behalf of any third Party, or disclose to any third Party, any Business Information.

17.3     Each Seller agrees and covenants that it will not at any time, make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Buyer, any of the Companies or their respective businesses, or any of its employees, officers, and existing and prospective customers, supplier, and other associated third parties.

17.4     The restrictions in Article 17.2.3 shall not apply:

17.4.1  to any Business Information which is in or becomes part of the public domain, other than through a breach of the obligations of confidentiality set out in this Agreement; or

17.4.2  to any Seller to the extent that it is required to disclose Business Information by any Applicable Law (including the regulations of any securities exchange or other Relevant Authority to which it is subject).

17.5     Each Seller agrees with the Buyer that the covenants in Articles 17.1,  17.2 and 17.3 inclusive:

17.5.1  are reasonable and necessary for the protection of the value of the Sold Shares and the Group and that having regard to that fact those covenants do not work harshly on it; and

17.5.2  are given to induce the Buyer to enter into this Agreement and in consideration of it doing so.

ARTICLE 18.            CONFIDENTIALITY

18.1     This Agreement, its existence and content, the transaction contemplated hereby, and any of the envisaged terms thereof are confidential. Accordingly, none of the Parties shall disclose, or permit to be disclosed, the existence, status or contents of their discussions, this Agreement, or any other agreements related to such transaction, except with the prior written consent of the other Parties.

18.2     Notwithstanding the above, each Party is authorized to disclose the Agreement and the agreements contemplated thereby or their content:

(i)        To its employees, directors or officers, to the employees, directors or officers of its Affiliates, or to its advisors or its financing counterparts provided that these persons are themselves bound to the provisions of this article or by a similar confidentiality undertaking, or to its statutory auditor;

(ii)       To the extent required by any Law, including market securities Law, or Order; in this event, the relevant Party shall (i) limit such disclosure to the extent strictly required, (ii) notify the other Parties in advance of such disclosure and (iii) consult with the other Parties as to the timing, form and content of such disclosure, in each case to the extent legally permissible;

(iii)      For the purpose of obtaining their performance, including, but not limited to, in connection with an arbitration carried out in accordance with Article 25.

18.3     This article shall remain in force for a period of five (5) years as from the date hereof.

ARTICLE 19.            NOTICES

19.1     Any notice or other communication to be served under or in connection with the Agreement shall be made in written (i) by hand delivery, (ii) by express international courier (DHL or equivalent) or (iii) by email confirmed by express international courier (DHL or equivalent) and will be considered valid and effective (x) at the date of its actual receipt (in case of hand delivery), (y) on signature of a delivery receipt in case of express international courier, unless such delivery occurs on a non-Business Day, in the case of which it will be considered valid and effective on the next following Business Day or (z) on signature of a delivery receipt of the confirming express international courier, unless such delivery occurs on a non-Business Day, in the case of which it will be considered valid and effective on the next following Business Day, in case of an email:

To Seaboard:	Name:	Seaboard Corporation
	Address:	9000 W. 67th Street,
Merriam, KS 66202, USA

	To the attention of:	President, SOTG

	With copy to:	Seaboard Corporation
	Address:	9000 W. 67th Street,
Merriam, KS 66202

	To the attention of:	SOTG General Counsel

To the Buyer	Name:	Seaboard Overseas Limited
	Address:	Rose House, 3rd Floor 51-59 Circular
Road Douglas, IM1 1AZ

	To the attention of:	President, SOTG

	With copy to:	Seaboard Overseas Limited
	Address:	Rose House, 3rd Floor 51-59 Circular
Road Douglas, IM1 1AZ

	To the attention of:	SOTG General Counsel

To the	Name:	Jean-Claude Mimran, acting as Mimran
Sellers/Guarantors:		Representative
	Address:	Le Chalet, Promenade 54,
Gstaad 3780, Switzerland

	With copy to:	Stehlin & Associes
48 avenue Victor Hugo
75116 Paris, France

	To the attention of:	Marc Pierre Stehlin and Rasseck Bourgi

Each Party may notify to the other, in accordance with the provisions of this Article 20, any other addresses or other or additional beneficiary to which notifications or communication shall be served.

ARTICLE 20.           MISCELLANEOUS

20.1     If any provision herein, or if the performance of such provision, is held unenforceable, void or illegal by a competent judicial or administrative authority, this provision shall be deemed non-written and non-applicable to such circumstance, and the other provisions of this Agreement shall not be affected or impaired thereby.

In such case, to the extent feasible, the Parties shall negotiate in good faith, without delay, a substitute valid, legal and enforceable provision to replace the unenforceable, void or illegal provision that has the same or the most similar economical effect than the original provision.

20.2     No variation of this Agreement shall be effective unless in writing and signed by each of the Parties.

20.3     This Agreement shall be binding upon and inure for the benefit of the successors of the Parties but shall not be assignable (including by way of merger, winding up, split off, or universal transfer of assets), except (i) as permitted in Article 20.4 or (ii) with prior written consent of the other Parties. Successors of the Parties shall be automatically bound by the Agreement, in accordance with article 877 of the French Civil code.

20.4     The Buyer may, after Completion, assign its rights and obligations under this Agreement, in whole or in part, to any Affiliate of Seaboard to whom the entire share capital of any of the Companies is transferred, subject to a (i) prior notification to the Sellers, at least fifteen (15) Business Days prior to such assignment and (ii) undertaking of the Buyer to remain jointly and severally liable (responsable conjoint et solidaire) of the assignee's obligations resulting from this Agreement. For avoidance of doubt, Article 12.1.6 shall apply to such Affiliate.

20.5     No failure or delay on the part of any Party in exercising any right under this Agreement shall operate as a waiver thereof. No renouncement by any Party to seek damages for any prejudice incurred as consequence of a breach by the other Party of its obligations hereunder shall operate as a renouncement in connection with any preceding or succeeding breach by the said Party of its obligations.

ARTICLE 21.          SPECIFIC PERFORMANCE

21.1     Notwithstanding anything to the contrary in this Agreement, each Party expressly acknowledges and agrees that the other Parties may seek specific performance in the event of a breach by a Party of its obligations and in particular by the Buyers of their obligation to purchase the Sold Shares under this Agreement, in accordance with the provisions of article 1221 of the French Civil Code. Each Party further acknowledges and agrees that such specific performance would not constitute a manifest disproportion (disproportion manifeste) within the meaning of article 1221 of the French Civil Code.

21.2     Notwithstanding anything to the contrary in this Agreement, each Party expressly acknowledges that the provisions of article 1186 alinéa 2 of the French Civil Code shall not apply to it with respect to its obligations under this Agreement and that it shall not be entitled to make any claim under article 1186 alinéa 2 of the French Civil Code in case of voidness (disparition) of any other agreement or contract.

21.3     Notwithstanding anything to the contrary in this Agreement, the Buyer expressly acknowledges that it shall not be entitled to ask for a reduction of the Purchase Price under article 1217 or article 1223 of the French Civil Code.

ARTICLE 22.            UNFORESEEABILITY

22.1     Each Party hereby acknowledges that the provisions of article 1195 of the French Civil Code shall not apply to it with respect to its obligations under this Agreement and that it shall not be entitled to make any claim under article 1195 of the French Civil Code including, but not limited to, in case of fluctuation of interest rates or market conditions.

22.2     Each Party further acknowledges, after due consideration, that there are no circumstances that cannot be foreseen at the time this Agreement is entered into which could make the performance of its obligations excessively onerous and each Party agrees to bear its own risks in relation thereto.

ARTICLE 23.           ADVISERS

The Parties declare they were advised by their own lawyers or advisers and have therefore been able to independently assess the scope of their rights and obligations under this Agreement and had the opportunity to negotiate all terms of this Agreement. Consequently, no adviser or lawyer shall be deemed to be the sole drafter (rédacteur unique) on behalf of all the Parties and the Parties acknowledge and agree that this Agreement shall not be deemed a contract of adhesion (contrat d’adhésion) within the meaning of article 1110 of the French Civil Code.

ARTICLE 24.           GOVERNING LAW - DISPUTES

24.1     The Agreement shall be exclusively governed by and construed in accordance with the Laws of France (droit français).

24.2     Any conflict or dispute arises among any of the Parties with regard to the interpretation, execution, non-compliance, existence, validity or termination of this Agreement (the “Dispute”) shall be referred to and finally resolved exclusively by arbitration. Arbitration proceedings shall be conducted by an arbitral tribunal of three arbitrators, in English, in Paris and in accordance with the Rules of Arbitration of the International Chamber of Commerce in force as of March 1, 2017 (the “Rules”), which Rules are deemed to be incorporated by reference into this clause.

24.3     The arbitration panel will consist of three arbitrators. The demanding Party/ies shall nominate one (1) arbitrator and the defending Party/ies shall nominate 1 (one) arbitrator. The third arbitrator shall be appointed by the two above arbitrators, within 30 (thirty) days from the nomination of the second arbitrator and serve as the chairman of the arbitral tribunal. If either Party fails to appoint its arbitrator, or if the two arbitrators appointed by the Parties fail to reach an agreement concerning the nomination of the third arbitrator within the 30-day period set forth above, the appointment of missing arbitrator(s) shall be made in accordance with the Rules.

24.4     The costs and expenses incurred by the prevailing Party (including but not limited to reasonable attorney fees) in connection with any Dispute referred to arbitration under this Agreement shall be borne by the Party or Parties against whom the definitive award is made, subject to the powers of the arbitral tribunal to decide otherwise.

24.5     Any award rendered by the arbitral tribunal pursuant to this Article 25 shall be final and binding on the Parties and the Parties agree that the tribunal award may be enforced against the Parties or their assets, wherever they may be found. The Parties hereby waive any right to apply to any court of law or other judicial authority for appealing against, requesting the cancellation or setting aside of, or otherwise challenging the arbitral award (including any corresponding exequatur order), insofar as such waiver may validly be made.

ARTICLE 25.           SINGLE AGREEMENT

This Agreement (including its schedules thereto and the documents referred to in it) contains the entire agreement and undertaking between the Parties relating to the subject matter of this Agreement and supersedes any previous discussions, correspondence, negotiations, drafts, agreements, promises, assurances, warranties, representations and understandings between them, written or not, in relation to the matters dealt with this Agreement.

ARTICLE 26.           COSTS AND EXPENSES

26.1     Whether or not the Transaction is consummated, except as may otherwise be expressly provided herein, each Party shall each bear its own expenses (including those of their respective Representatives and Advisers) (incurred in connection with the negotiation, preparation and signing of this Agreement and the consummation of the Transaction.

26.2     Notwithstanding the paragraph above, the Parties agree that any registration tax provided under Applicable Laws be borne by the Buyer.

…

Done in fifteen (15) original copies

On December 22, 2017

[SIGNATURES ON THE LAST PAGE]

SIGNATURES

/s/ Jean-Claude Mimran	/s/ Jean-Claude Mimran
Mr. Jean-Claude Mimran	Mr. Robert Mimran
Represented by Jean-Claude Mimran

/s/ Jean-Claude Mimran	/s/ Jean-Claude Mimran
Mr. Patrick Mimran	Mr. David Mimran
Represented by Jean-Claude Mimran	Represented by Jean-Claude Mimran

/s/ Jean-Claude Mimran	/s/ Jean-Claude Mimran
Mr. Nachson Mimran	Mr. Gerard Pastorelli
Represented by Jean-Claude Mimran	Represented by Mr. Jean-Claude Mimran

/s/ Jean-Claude Mimran	/s/ Jean-Claude Mimran
Mrs. Jeanne Mimran	Mrs. Margarita Gelis Lamarque
Represented by Mr. Jean-Claude Mimran	Represented by Mr. Jean-Claude Mimran

/s/ Jean-Claude Mimran	/s/ Jean-Claude Mimran
Mayfair Global Securities Inc.	The succession of Mr. Emile Mimran
Represented by Mr. Jean-Claude Mimran:	Represented by Mr. Jean-Claude Mimran:

/s/ Jean-Claude Mimran	/s/ Jean-Claude Mimran
Mr. Michel Castres Saint Martin	Mrs. Nicole Prada
Represented by Mr. Jean-Claude Mimran	Represented by Mr. Jean-Claude Mimran

/s/ Jean-Claude Mimran	/s/ Jean-Claude Mimran
Mr. Michel Seh	Mrs. Eva d’Aillieres
Represented by Mr. Jean-Claude Mimran	Represented by Mr. Jean-Claude Mimran

/s/ Jean-Claude Mimran	/s/ Jean-Claude Mimran
Catherine de Kersabiec	Mrs. Marie Castres Saint Martin
Represented by Mr. Jean-Claude Mimran	Represented by Mr. Jean-Claude Mimran

/s/ Jean-Claude Mimran
Heritiers Block (Mrs. Frederique Bloch,
Ms. Desiree Bloch, Ms. Deborah Bloch and
Ms. Delphine Bloch Mr. David Bloch)
Represented by Mr. Jean-Claude Mimran

/s/ Steven J. Bresky	/s/ Steven J. Bresky
Seaboard Overseas Limited	Seaboard Corporation
Represented by:	Represented by:
Name: Steven J. Bresky	Name: Steven J. Bresky
Title: President	Title: Chairman, CEO and President